ASSET PURCHASE AGREEMENT

BY AND AMONG

TRISTATE CAPITAL HOLDINGS, INC.

THE KILLEN GROUP, INC.

AND THE OWNERS OF STOCK AND/OR OPTIONS

TO PURCHASE STOCK OF THE KILLEN GROUP, INC.

DATED AS OF DECEMBER 16, 2015

TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT

This **ASSET PURCHASE AGREEMENT** (this "Agreement") dated as of the 16th day of December, 2015 (the "Execution Date") is made by and among TriState Capital Holdings, Inc., a Pennsylvania corporation ("Purchaser"), The Killen Group, Inc., a Pennsylvania corporation ("Seller") and Robert E. Killen, George J. Cipolloni III, Lee S. Grout and Mark J. Saylor (collectively, the "Owners").

RECITALS:

WHEREAS, Seller is engaged in the business of providing investment management and advisory services to Clients, and maintains, in connection therewith, institutional, sub-advisory and managed account relationships (the "Business");

WHEREAS, Seller desires to sell and assign all of its properties, assets, and rights to Purchaser related to the Business subject only to the exclusions provided for herein, together with certain specified liabilities of Seller;

WHEREAS, Purchaser desires to acquire and operate all of the properties, assets, and rights related to the Business subject only to the exclusions provided for herein, and assume and hold the partners of Seller and the Owners harmless against the Assumed Liabilities (defined below);

WHEREAS, the Owners own shares of common stock ("Common Stock") and/or hold options ("Seller Options") to purchase Common Stock of Seller which constitute all of the outstanding Common Stock and options to purchase Common Stock of Seller;

WHEREAS, each Owner that holds options to purchase Common Stock of Seller will exercise the options effective no later than immediately prior to the consummation of the transactions contemplated by this Agreement;

WHEREAS, immediately after the consummation of the transactions contemplated by this Agreement, Purchaser will contribute to its wholly-owned subsidiary, Chartwell Investments Partners, LLC, a Pennsylvania limited liability company ("Chartwell"), the properties, assets and rights acquired by Purchaser and Chartwell will assume all of the obligations assumed by Purchaser under or in accordance with this Agreement;

WHEREAS, this Agreement sets forth the terms and conditions upon which: (i) Purchaser has agreed to purchase from Seller, and Seller has agreed to sell to Purchaser, the Purchased Assets and (ii) Purchaser has agreed to assume, and hold Seller and the Owners harmless against, the Assumed Liabilities;

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS; INTERPRETATION

1.1. Certain Definitions.

As used in this Agreement, the terms below shall have the meanings specified below. Other capitalized terms used in this Agreement as defined terms shall have the meanings specified elsewhere in this Agreement.

2016 EBITDA Growth shall have the meaning set forth in Section 3.3.

2016 Run Rate EBITDA shall mean annualized EBITDA calculated as set forth in Exhibit C based on AUM of the Business as of December 31, 2016.

Accounts Receivable shall have the meaning set forth in Section 2.1.2.

Affiliate of any Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with such Person in question. For purposes of determining whether a Person is an Affiliate, the term "control" shall mean, consistent with the definition set forth on Form ADV, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

Agreement shall have the meaning specified in the Preamble.

Ancillary Documents shall mean the Bill of Sale and the Assignment and Assumption Agreement.

Assignment and Assumption Agreement shall mean an instrument of assignment and assumption substantially in the form of Exhibit A hereto pursuant to which (i) Purchaser shall assume, and agree to hold Seller and the Owners harmless against, the Assumed Liabilities, and (ii) Seller shall assign to Purchaser all of Seller's right, title and interest in each of the Contracts, Permits, Real Property Lease, and other leases, licenses, agreements and intangible property included in the Purchased Assets.

Assumed Liabilities shall have the meaning set forth in Section 2.3.

AUM shall mean, with respect to any Client, the net assets under management for such Client, and with respect to the Business, net aggregate assets under management for all Clients.

Bill of Sale shall mean a general bill of sale substantially in the form of Exhibit B hereto, transferring to Purchaser good and indefeasible title to all of the Purchased Assets, subject only to Permitted Liens.

Base Date shall mean August 31, 2015.

Business shall have the meaning set forth in the Preamble.

Business Day shall mean any day other than a Saturday, a Sunday, or a legal holiday in Pittsburgh, Pennsylvania on which banking institutions are permitted or required by law, executive order or decree to remain closed.

Chartwell shall have the meaning set forth in the Preamble.

Chartwell Investment Team Compensation Program shall have the meaning specified in Section 4.2.

Client shall mean any Person who (i) receives investment management or advisory services from Seller through the Business as of the date of determination and who/which is defined as a "client" pursuant to Form ADV and associated SEC interpretations, (ii) is party to an agreement (whether written or oral), in force and effect as of the date of determination, pursuant to which Seller provides investment management or investment advisory services, including any sub-advisory services, to such Person and whereby such Person is defined as a "client" pursuant to Form ADV and associated SEC interpretations, or (iii) is an investor, as of the date of determination, in a Proprietary Fund and would, if annual audited financial statements were to be distributed as of the Execution Date, receive an audited financial statement pursuant to Investment Advisers Act Rule 206(4)-2(a)(5) in connection with the investment advisory services rendered by Seller.

Client Contract shall means each Contract or agreement pursuant to which Seller provides investment advisory or Investment Management Services, including any sub-advisory services, to a Client (other than a client of an Intermediary, which client is not party to a separate investment management agreement with Seller), including each such agreement entered into by such investment advisory client following the Execution Date and prior to the Closing Date.

Closing shall have the meaning set forth in Section 5.1.

Closing Date shall have the meaning set forth in Section 5.1.

Closing Working Capital shall mean the Working Capital (Net) calculated as of Closing.

Closing Working Capital Level shall mean the sum of the Target Working Capital Level and the Working Capital Reserve Level.

Closing Working Capital Review Period shall have the meaning set forth in Section 3.2.2

Closing Working Capital Resolution Period shall have the meaning set forth in Section 3.2.4.

Closing Working Capital Statement shall have the meaning set forth in Section 3.2.2

Code shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

Contracts shall have the meaning set forth in Section 2.1.3.

Covered Person shall mean the Owners and Michael Magee.

Covered Person Restrictive Agreement shall have the meaning set forth in Section 4.5.2.

Disability with respect to any Person shall mean, (i) such Person is qualified for long-term disability benefits under Chartwell's disability plan or insurance policy, or (ii) if no plan or policy is then in existence or if such Person is not eligible to participate in the plan or policy, then it shall mean such Person, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is prevented from performing his or her duties of employment for a period of six (6) continuous months, as determined in good faith by Chartwell, based upon medical reports or other evidence satisfactory to Chartwell.

Distribution Agreement shall have the meaning set forth in Section 6.9.

Earn-Out Payment shall have the meaning set forth in Section 3.3.

Earn-Out Review Period shall have the meaning set forth in Section 3.3.1.

Earn-Out Resolution Period shall have the meaning set forth in Section 3.3.3.

Earn-Out Statement shall have the meaning set forth in Section 3.3.1.

EBITDA shall mean earnings before interest, taxes, depreciation and amortization determined in accordance with GAAP applied on a consistent basis.

Employee shall mean any individual employed by Seller in the conduct of the Business as of the Execution Date as set forth on Section 6.22 of the Seller Disclosure Schedules, but subject to change between the Execution Date and the Closing Date as a result of employee changes in the ordinary course of business consistent with past practices.

Employee Benefit Plans shall have the meaning set forth in Section 6.21.

Environmental Laws shall have the meaning set forth in Section 6.23.

ERISA means the Employee Retirement Income Security Act of 1974, as the same may be amended, or modified from time to time.

Escrow Agent shall mean TriState Capital Bank.

Exchange Act means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Excluded Assets shall mean those assets that are not included in the transactions contemplated herein and as are further defined in Section 2.2.

Excluded Insurance Policies shall have the meaning set forth in Section 2.2.7.

Excluded Liabilities shall mean those liabilities that are not included in the transactions contemplated herein and as further defined in Section 2.4.

Excluded Litigation shall have the meaning set forth in Section 2.4.3.

Execution Date shall have the meaning set forth in the Preamble.

Fee Rate means the effective fee rate used in the billing for an investment advisory client's account with Seller immediately preceding the relevant measurement date.

Financial Statements shall have the meaning set forth in Section 6.10(a).

Form ADV shall have the meaning set forth in Section 6.5(d).

GAAP shall mean, as of the applicable date, generally accepted accounting principles in the United States of America, consistently applied.

Governmental Authority means any federal, state, local or foreign court, arbitrator, alternative dispute resolution body, government or political subdivision or department thereof, or any governmental, administrative or regulatory body, commission, board, bureau, agency or instrumentality.

Indemnity Cap shall have the meaning set forth in Section 13.3.1.

Indemnity Deductible Amount shall have the meaning set forth in Section 13.3.2.

Indemnity Obligations shall have the meaning set forth in Section 13.3.1

Indemnity Reserve shall have the meaning set forth in Section 3.4.1.

Indemnity Reserve Release Date shall have the meaning set forth in Section 3.4.1.

Indemnified Party shall have the meaning set forth in Section 13.4.

Indemnifying Party shall have the meaning set forth in Section 13.4.

Indemnity Reserve Escrow Account shall mean the escrow account established with the Escrow Agent under a mutually agreeable escrow agreement under which the Escrow Agent receives, holds, invests and disburses the Indemnity Reserve, as provided for in Section 3.4. All fees and expenses of the Escrow Agent relating to the Indemnity Reserve Escrow Account shall be paid by Purchaser.

Independent Expert shall have the meaning set forth in Section 3.5.

Insurance Policies shall have the meaning set forth in Section 6.26.

Intangible Personal Property shall have the meaning set forth in Section 2.1.4.

Intellectual Property shall mean (i) fictitious business names, trade names, service names, registered and unregistered trademarks, service marks, and applications, which are used or held for use (as licensee, licensor or otherwise) in the Business, including, without limitation, all of Seller's rights to use the names The Killen Group, Berwyn Fund, Berwyn Income Fund, Berwyn

Cornerstone Fund and any other name identified in Section 6.1 of the Seller Disclosure Schedules, and logo(s) related thereto; (ii) trade secrets, know-how, secret processes, formulations, engineering, confidential information, customer lists, supplier lists, price lists, computer software (including data and related documentation), technical information, data, process technology, plans, drawings, and blue prints, and all similar property of any nature, tangible or intangible, which are used or held for use (as licensee, licensor or otherwise) in connection with the Business; (iii) copyrights in both published works and unpublished works, which are used or held for use (as licensee, licensor or otherwise) in connection with the Business; (iv) patents, patent applications, inventions and discoveries (including any renewals or modifications thereof) that may be patentable, which are used or held for use (as licensee, licensor or otherwise) in connection with the Business; (v) other proprietary and intangible rights; (vi) copies and tangible embodiments thereof (in whatever form or medium); and (vii) goodwill associated with any of the foregoing.

Intermediary means a third-party financial adviser or program sponsor, including any sponsor of a Wrap Program or managed account program sponsor, for whom, pursuant to an Intermediary Contract, Seller has agreed to provide certain investment advisory services as indicated on Section 1.1(a) of the Seller Disclosure Schedules.

Intermediary Contract means each of the agreements or master agreements, including any agreements related to a Wrap Program, set forth on Section 1.1(a) of the Seller Disclosure Schedules.

Investment Account means the investment management or investment advisory account or accounts established by a Client or Intermediary, as applicable, with the Business pursuant to the provisions of the applicable Client Contract, Intermediary Contract, or other investment management agreement with the Intermediary to which the Client is a party.

Investment Adviser means each Related Person (as such term is defined on Form ADV) acting as an investment adviser in connection with the Business as of the Execution Date, as set forth on Section 6.8(i) of the Seller Disclosure Schedules.

Investment Advisers Act means the United States Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Investment Company shall have the meaning provided in the Investment Company Act, provided that for purposes of this Agreement the term Investment Company shall include Persons that would be an investment company, as defined in that Act, but for the exemption contained in Section 3(c)(1), the final clause of Section 3(c)(3), Section 3(c)(7), or Section 3(c)(11) of the Investment Company Act.

Investment Company Act means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

IRS means the Internal Revenue Service of the United States of America.

Investment Management Services means the provision of investment research, investment consulting, portfolio management, or related investment services for compensation,

in each case of a nature requiring registration of the provider under Section 203 of the Investment Advisers Act.

Knowledge (when used as to Seller) or to Seller's Knowledge or to the best of Seller's Knowledge (or similar phrases) shall mean to the extent of matters which are actually known by of Robert E. Killen, George J. Cipolloni III, Lee S. Grout, Mark J. Saylor and Michael Magee after due inquiry and Knowledge (when used as to Purchaser) or to Purchaser's Knowledge or to the best of Purchaser's Knowledge (or similar phrases) shall mean to the extent of matters which are actually known by James F. Getz, Timothy Riddle, Mark Sullivan, Greg Hagar and Brian Fetterolf after due inquiry.

Laws shall mean any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, award, order or other requirement of any Governmental Authority.

Leased Real Property shall mean all of the real property, including all buildings, structures, fixtures and improvements erected thereon, and rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto, used, or held for use, in connection with the operation of the Business, including, without limitation, the office of Seller in Berwyn, Pennsylvania, in each case leased by Seller (as tenant) whether under a direct lease or sublease.

Liabilities shall mean any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, judgment, deficiency, cost, expense, assessment, fee, interest payment, penalty, disbursement, obligation or responsibility, whether known or unknown, asserted or unasserted, due or to become due, accrued, absolute, liquidated or unliquidated, contingent or fixed, secured or unsecured, determined or undeterminable.

Liens shall mean any charge, mortgage, pledge, lien, security interest, voting agreement (including any conditional sale agreement, title retention agreement, restriction or option having substantially the same economic effect as the foregoing) or encumbrance of any kind whatsoever.

Losses shall have the meaning set forth in Section 13.2.1.

Managers means the Owners other than Robert Killen.

Material Adverse Effect means any change, event, violation, inaccuracy, circumstance, development or effect that, individually or together with all other changes, events, violations, inaccuracies circumstances, developments and effects that occurred before the date of determination,

(a) with respect to Seller, (i) is, or would reasonably be expected to be, both material and adverse to the condition (financial or otherwise), assets, customer relationships, business or results of operations of the Business or any development, including a prospective change, in or affecting the condition (financial or otherwise) results of operations, business prospects of Seller or (ii) would prevent or materially impair the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and

(b) with respect to Purchaser, (i) is, or would reasonably be expected to be, both material and adverse to the condition (financial or otherwise), assets, customer relationships, business or results of operations of the business of Purchaser or Chartwell, or (ii) would prevent or materially impair the ability of Purchaser to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby;

provided, however, that (x) Material Adverse Effect as to Seller or Purchaser shall be deemed not to include the effect or impact to the extent directly resulting from any of the following (i) changes in the economy generally and not specifically relating to Seller or Purchaser, as the case may be, (ii) changes in the money management business generally and not specifically relating to Seller or Chartwell, as the case may be or (iii) the announcement of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby; (y) Material Adverse Effect as to Purchaser shall be deemed not to include the effect or impact to the extent directly resulting from changes in the banking business generally and not specifically relating to TriState Capital Bank, Purchaser's banking subsidiary, (z) Material Adverse Effect as to Seller shall be deemed not to include the effect or impact to the extent directly resulting from the non-transfer of non-Material Clients who in the aggregate comprise less than seven and one-half percent (7.5%) of the revenue of the Business as of August 31, 2015 as provided in Section 9.7.

Material Clients means a Client of the Business which is (a) one of the top three (3) Clients of the Business with respect to revenue or (b) who represents more than five percent (5%) of the total revenues of Seller.

Material Contracts shall have the meaning set forth in Section 6.8(a).

Notice of Objection shall have the meaning set forth in Section 3.2.3.

OFAC shall mean the U.S. Treasury Department's Office of Foreign Assets Control.

Order shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

Offer Letters shall mean the Offer Letters from Chartwell to each of the Covered Employees in the forms of Exhibits L.

Organizational Documents shall have the meaning set forth in section 6.1(b).

Owner Non-Solicitation and Non-Affiliation Agreement shall have the meaning set forth in Section 4.5.1.

Owners shall have meaning set forth in the Preamble, each of whom holds Common Stock and/or Seller Options as set forth in Section 1.1(c) of the Seller Disclosure Schedules, which disclosure includes for each Person: (i) the number of shares of Common Stock owned by the Person and the number of shares of Common Stock subject to the Seller Options granted to the Person; (ii) the vesting schedule of any Seller Options granted to the Person; (iii) the non-diluted and fully-diluted percentage ownership interest of the Person in Seller as of the Execution Date and (iv) the number of shares each Person will own after exercising the Person's Seller

Options effective immediately prior to the Closing (which disclosure shall be updated as of the Closing Date to reflect changes between the Execution Date and the Closing Date).

Permitted Liens shall mean (i) liens or encumbrances for Taxes, governmental charges, assessments or levies, provided that such Taxes, governmental charges, assessments or levies are not yet due or are being contested in good faith by appropriate proceedings; (ii) mechanics', workmen's, materialmen's, repairmen's, warehousemen's, vendors', landlords' or carriers' encumbrances, or other similar liens and encumbrances arising in the ordinary course of business consistent with past practices and securing sums which are not past due or are being contested in good faith by appropriate proceedings; (iii) liens and encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the Business; and (iv) liens and encumbrances listed on Schedule 6.6 of the Seller Disclosure Schedules.

Permits shall have the meaning set forth in Section 2.1.5.

Person shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, Governmental Authority or any similar entity.

Prepaid Fees means fees of the Business paid in respect of the Client Contracts and Intermediary Contracts and collected by Seller in advance of services rendered.

Proceeding shall mean any suit, claim, legal proceeding, action at law or in equity, by or against any Person, or a hearing before a Governmental Authority, or an investigation, charge, complaint, audit, notice or demand by a Governmental Authority.

Pro Forma Balance Sheet shall have the meaning set forth in Section 8.7.

Prohibited Persons shall have the meaning specified in Section 6.5(m).

Products shall mean any of the products marketed by or sold by Seller or services provided by Seller in the conduct of the Business as of the Closing Date.

Proprietary Fund means each Investment Company sponsored by Seller and for which Seller provides Investment Management Services and/or for which Seller acts as a general partner, managing member or in a similar capacity, as set forth on Section 1.1(d) of the Seller Disclosure Schedules.

Purchase Price shall have the meaning set forth in Section 3.1.1.

Purchase Price Allocation shall have the meaning set forth in Section 3.6.

Purchased Assets shall have the meaning set forth in Section 2.1.

Purchaser shall have the meaning set forth in the Preamble.

Purchaser Affiliate shall have the meaning set forth in Section 14.13.

Purchaser Approvals shall have the meaning specified in Section 7.3.

Purchaser Bring Down Certificate shall have the meaning specified in Section 10.3.

Purchaser Change of Control shall mean (i) the acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of "Beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty-one percent (51%) or more of the combined voting power of Purchaser's then outstanding voting securities (the "Voting Securities"), provided that for purposes of this clause (i) (a) Voting Securities acquired directly from Purchaser by any Person shall be excluded from the determination of such Person's Beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); (b) entry by Purchaser into an agreement that provides for a merger, reorganization or consolidation involving Purchaser that is thereafter consummated shall be deemed to be a Purchaser Change of Control if the shareholders of Purchaser immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of Purchaser resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation; and (c) approval by the shareholders of Purchaser of an agreement for the sale or other disposition of all or substantially all of the assets of Purchaser that is thereafter consummated shall be deemed to be a Purchaser Change of Control if the shareholders of Purchaser immediately before such sale or disposition do not or will not own, directly or indirectly immediately following such sale or disposition, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity to which the assets are transferred in substantially the same proportion as their ownership of the Voting Securities of Purchaser outstanding immediately before such sale or disposition merger, reorganization or consolidation. For the purposes of this definition, a merger, reorganization, consolidation or change of control of Chartwell shall be a Purchaser Change of Control.

Purchaser Disclosure Schedules shall have the meaning specified in Article VII.

Purchaser Indemnified Parties shall have the meaning specified in Section 13.2.1

Qualifying Retirement shall mean any termination of service solely due to retirement upon or after attainment of age sixty-five (65), or permitted early retirement as determined by Chartwell.

Real Property Lease shall have the meaning set forth in Section 6.18.

Records shall have the meaning set forth in Section 2.1.8.

Regulatory Approval shall mean the Seller Approvals and the Purchaser Approvals

Regulatory Agency means a Governmental Authority or an SRO to which Seller, Purchaser or Chartwell is subject.

Regulatory Documents shall mean all material forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, which are filed or required to be filed by Seller with any Regulatory Agency.

Representatives shall mean, with respect to any Person, such Person's officers, directors, partners, members, employees, accountants, consultants, legal counsel, agents and other representatives.

Restrictive Agreements shall mean the Owner Non-Solicitation and Non-Affiliation Agreements and the Covered Person Restrictive Agreements executed concurrently with the execution of this Agreement and effective, by their terms, on the Closing Date.

Robert Killen shall mean Robert E. Killen.

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Seller shall have the meaning set forth in the Preamble.

Seller Affiliate shall have the meaning set forth in Section 14.13.

Seller Approvals shall have the meaning set forth in Section 6.3.

Seller Bring Down Certificate shall have the meaning set forth in Section 9.3.

Seller Disclosure Schedules shall have the meaning specified in Article VI.

Seller Indemnified Parties shall have the meaning set forth in Section 13.2.2.

Seller Options shall have the meaning set forth in the Preamble

SFPF shall have the meaning specified in Section 6.5(m).

SRO means any domestic industry self-regulatory organization of which the relevant Person is a part or to which it is subject.

Tangible Personal Property shall have the meaning set forth in Section 2.1.7.

Target EBITDA Amount shall mean an EBITDA equal to Three Million Dollars ($3,000,000).

Target Working Capital Level shall mean Five Hundred Thousand Dollars ($500,000).

Tax (and, with correlative meaning, "Taxes") means all U.S. federal, state, local, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including all income, franchise, sales, use, *ad valorem*, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any interest, penalties and additions imposed with respect to such amounts.

Tax Return means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

Third-Party Claim shall have the meaning set forth in Section 13.4.

Transferred Employees shall mean the Owners and the other Employees who accept offers of employment from Chartwell effective as of the Closing.

Working Capital (Net) shall mean current assets minus current liabilities determined in accordance with GAAP, with the adjustments thereto and the calculation thereof to be made using the agreed-upon methodology and adjustments set forth in Exhibit D attached hereto.

Working Capital Reserve Level shall mean One Million Five Hundred Thousand Dollars ($1,500,000).

Wrap Programs shall mean the wrap fee programs established and serviced by certain wrap sponsors pursuant to which Seller acts as the investment adviser for certain individual accounts managed in accordance with certain specified investment objectives, policies and restrictions.

1.2. Construction and Interpretation.

When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and article or section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be qualified by the phrase "without limitation." Unless the context otherwise requires, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented,

including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any agreement referred to herein shall include reference to all exhibits, schedules and other documents or agreements attached thereto.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1. Purchased Assets.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Seller and Purchaser in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest in and to the following assets, properties, contracts and rights, in each case as the date of, and included in, the Closing Balance Sheet, regardless of the actual Closing Date, excluding the Excluded Assets (such assets, properties, Contracts and rights, excluding the Excluded Assets, are collectively referred to as the "Purchased Assets"):

2.1.1. Cash and Cash Equivalents. The portion of cash and cash equivalents on hand or in any account as of the date of the Closing Balance Sheet which is needed to satisfy the Closing Working Capital Level requirement on the Closing Date.

2.1.2. Accounts Receivable. All accounts receivable ("Accounts Receivable"), including without limitation those in the Closing Balance Sheet;

2.1.3. Contracts. All oral or written agreements, contracts, contract rights, licenses, leases, subleases, distributor agreements, sales representative agreements, instruments, documents, purchase and sales orders, quotations, proposals, bids and other executory commitments of Seller, including, without limitation, each Client Contract and each Intermediary Contract (collectively, the "Contracts") to the extent legally subject to sale (and, to the extent that an assignment of an investment advisory agreement with a Registered Investment Company results in the automatic termination of the agreement, Seller instead will engage in activities described in 8.4(c)(iii) with the goal of causing new investment advisory agreements to be entered into between the applicable registered Investment Companies and Chartwell, with all such contracts meeting the standards of Section 15(f) of the Investment Company Act which establishes a non-exclusive safe harbor for the receipt of any amount or benefit by an investment adviser to a Registered Investment Company in connection with the sale of securities of, or a sale of any other interest in, the adviser that results in an assignment of the fund's advisory contract;

2.1.4. Customer Lists, Sales and Marketing Materials. All goodwill incident to the Business, customers, customer lists, sales data, catalogs, reference resources, brochures, price lists, supplier lists, files, records, customer (including potential customer) and supplier (including potential supplier) correspondence files, credit files, names, mailing lists, art

work, photographs and advertising material that are used in the conduct of the Business, whether in electronic form or otherwise (collectively, the "Intangible Personal Property");

2.1.5. Permits, Licenses. All governmental permits, licenses, certificates of authority, registrations, orders and approvals used, owned or held by Seller, in each case if and to the extent transferable to Purchaser (collectively, the "Permits");

2.1.6. Intellectual Property. All Intellectual Property and all books, records, information and materials which pertain to the Intellectual Property;

2.1.7. Tangible Personal Property. All machinery, equipment, leasehold improvements and fixtures, vehicles, supplies, materials, office furniture and office equipment, and computing and telecommunications equipment (collectively, "Tangible Personal Property");

2.1.8. Property, Personnel and Accounting Records. All other records and data, including property records and copies of personnel records of Employees who become employees of Purchaser (whether such records are in hard copy, electronic, or any other format), including, without limitation, all records and data regarding Products, quality control practices and procedures used in the Business, and operations procedures used in the Business (collectively, the "Records");

2.1.9. Prepaid Items. Prepaid expense and deposit items;

2.1.10. Computer Software. All computer applications software, owned or licensed (excluding shrink-wrap and off the shelf software), whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, shipping, etc.) and all computer operating, security or programming software, owned or licensed by Seller;

2.1.11. Leases. Rights under the Real Property Lease through July 31, 2016 and all leases of personal property;

2.1.12. Other Intangible Assets. All other intangible assets (including all contract rights and warranty and product liability claims against third parties, telephone numbers, telecopier numbers, websites and domain names) used in the conduct of the Business, and all telephone numbers, telecopier numbers, websites and domain names used in the conduct of the Business;

2.1.13. Other Assets. All other tangible and intangible properties, assets and rights arising out of or used in the conduct of the Business, other than the Excluded Assets.

2.2. Excluded Assets

The following assets, properties and rights (collectively, the "Excluded Assets") shall be excluded from the Purchased Assets, and shall not be sold, transferred, assigned, conveyed or delivered to Purchaser:

2.2.1. Cash and cash equivalents on hand or in any accounts in excess of the amount necessary to satisfy the Closing Working Capital Level.

2.2.2. Employee Benefit Plans.

2.2.3. Corporate minute books and stock and equity books and ledgers;

2.2.4. Any claims and other contract rights against third parties (including, without limitation, insurance carriers) to the extent they relate to Liabilities or obligations that are not assumed by Purchaser hereunder (except to the extent Purchaser shall have incurred costs and expenses with respect to such claims and rights);

2.2.5. All Tax Returns and related workpapers and claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date;

2.2.6. The consideration paid and payable to Seller pursuant to this Agreement;

2.2.7. All Insurance Policies of Seller and rights thereunder, including, without limitation, all rights with respect to any pending claims and any refunds of premiums previously paid on account of thereof ("Excluded Insurance Policies");

2.2.8. The corporate reserve account held by Seller at Fidelity Investments;

2.2.9. The tax deposit of Seller held by the Internal Revenue Service.

2.2.10. All investments and investment securities held by Seller to the extent they do not constitute cash equivalents needed to satisfy the Closing Working Capital Level; and

2.2.11. All of Seller's rights under this Agreement and the Ancillary Documents.

2.3. Assumed Liabilities

Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay, discharge and perform, and hold the Seller harmless against, the Liabilities (excluding the Excluded Liabilities) that are (a) directly attributable to the Purchased Assets as of the date of, and included on, the Closing Balance Sheet, (b) under any Contracts including under the Real Property Leases for the term from the Closing Date until July 31, 2016 (or such later date as the Real Property Leases may be extended with the approval or at the request or as a result of the actions of Purchaser or Chartwell), and (c) all accrued vacation and personal time for employees of Seller that are hired by Chartwell (collectively, the "Assumed Liabilities").

2.4. Excluded Liabilities.

Except to the extent expressly provided in Section 2.3, in connection with the transactions contemplated by this Agreement, Purchaser will not assume, nor in any way be liable or responsible for any Liabilities or obligation of Seller of any kind, nature, character and description (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of Seller including, without limitation, the Liabilities listed below (collectively, the "Excluded Liabilities") except if and to the extent any such Liabilities have been accrued as an expense and taken into account in the computation of Closing Working Capital:

2.4.1. Liabilities directly attributable to the Excluded Assets;

2.4.2. Liabilities of Seller under notes payable and bank indebtedness (collectively, "Third Party Indebtedness");

2.4.3. Liabilities of Seller either (i) arising out of any Proceeding disclosed on Section 6.16 of the Seller Disclosure Schedules or (ii) arising out of any Proceeding based on a claim that directly relates to Seller's operations prior to the Closing Date, regardless of whether any such Proceeding covered by this clause (ii) is commenced before, on or after the Closing Date ("Excluded Litigation");

2.4.4. Liabilities of Seller for unpaid Taxes or any Owner for unpaid Taxes relating to Seller's income, including without limitation for periods prior to the Closing Date except to the extent that such Liability for Taxes is included in the computation of the Closing Working Capital, and further including without limitation any Liability for any Taxes arising because Seller is transferring the Purchased Assets pursuant to this Agreement (other than as set forth in Section 14.5);

2.4.5. Liabilities of Seller arising from activities performed in connection with the Business prior to the Closing Date including claims under Environmental Laws and liability or warranty claims related to Products or services provided prior to the Closing Date;

2.4.6. Liabilities under Employee Benefit Plans of Seller not included in the Assumed Employee Benefit Plans;

2.4.7. Liabilities of Seller for compensation or claims of Employees for periods prior to the Closing Date; and Liabilities of Seller for severance (if any) of Employees who are not hired or engaged by Purchaser or Chartwell (and, for the avoidance of doubt, Purchaser will have Liabilities relating Employees who are hired or engaged by Purchaser or Chartwell only for periods from and after the Closing Date, including but not limited to accrued vacation and personal time);

2.4.8. Any claims of Governmental Authorities for periods prior to the Closing Date on account of violations of Laws;

2.4.9. Liabilities of Seller for its breach of this Agreement;

2.4.10. Liabilities of Seller for damages under any Contract breached by Seller prior to the Closing Date, to the extent such damages relate to periods prior to the Closing Date;

2.4.11. Liabilities and obligations of Seller for fees, costs and expenses incurred in connection with the sale of the Business pursuant to this Agreement or the consummation of the transactions contemplated hereby or thereby, except as provided in this Agreement or the Ancillary Documents; and

2.4.12. Liabilities and obligations for indemnification, liquidated damages or other penalties in any contract or agreement to the extent that such liabilities and obligations result from the failure of Seller to perform under or breach of any such contract or agreement prior to the Closing.

ARTICLE III

PURCHASE PRICE; CLOSING WORKING CAPITAL LEVEL AND POST-CLOSING DISTRIBUTION OF PORTION OF CLOSING WORKING CAPITAL LEVEL

3.1. Purchase Price.

3.1.1. The purchase price (the "Purchase Price") for the Purchased Assets shall be equal to Fifteen Million Dollars ($15,000,000), which shall be paid to Seller at Closing pursuant to Section 3.8.

3.2. Closing Working Capital Level; Distribution of Portion of Closing Working Capital Level After Final Determination of Closing Working Capital.

3.2.1. Delivery of Closing Working Capital Level at Closing. At the Closing, Seller shall deliver to Purchaser and Purchaser shall be entitled to retain Current Assets in an amount sufficient to satisfy the Closing Working Capital Level, which amount of Current Assets shall be determined based on the Pro Forma Balance Sheet prepared and delivered by Seller as provided in Section 8.7 and accepted by Purchaser. Within ten (10) days after the Closing Working Capital is finally determined as provided in this Section, Purchaser shall pay to Seller the difference between the Closing Working Capital and the Target Working Capital Level.

3.2.2. Closing Working Capital Statement. Within twenty (20) days after the Closing Date, Purchaser shall prepare and deliver to Seller a reasonably detailed statement (the "Closing Working Capital Statement") of the Closing Work Capital as determined by Purchaser. Seller shall have twenty (20) days commencing on the date that Purchaser delivers the Closing Working Capital Statement (the "Closing Working Capital Review Period") to review the Closing Working Capital Statement. During the Closing Working Capital Review Period, Seller and its Representatives shall be permitted to review during normal business hours as they shall reasonably request the books, records and working papers of Purchaser relating to the Closing Working Capital Statement.

3.2.3. Acceptance or Deemed Acceptance of Closing Working Capital Statement. If Seller accepts the Closing Working Capital Statement in writing or does not notify Purchaser in writing within Closing Working Capital Review Period of any objection to any component of the computation of the Closing Working Capital set forth therein, such computation set forth in the Closing Working Capital Statement shall be final and binding on all parties.

3.2.4. Objections to Closing Working Capital Statement. If Seller objects to any component of the computation of the Closing Working Capital set forth in the Closing Working Capital Statement, Seller must notify Purchaser in writing (the "Notice of Objection"), of any such objection within the Closing Working Capital Review Period specifying, in reasonable detail, the nature or basis of such objection and the adjustments that Seller seeks to the Closing Working Capital Statement (collectively, the "Proposed Adjustments"), and attaching documents that are reasonably necessary to support such Proposed Adjustments. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein. If Seller provides the Notice of Objection to Purchaser within the Closing Working Capital Review Period, Purchaser and Seller shall, during the twenty (20) day period following Purchaser's receipt of the Notice of Objection (the "Closing Working Capital Resolution Period"), attempt in good faith to resolve Seller's objections. During the twenty (20) day period following Purchaser's receipt of the Notice of Objection, Seller and its Representatives shall be permitted to review during normal business hours as they shall reasonably request the working papers of Purchaser relating to the Notice of Objection and the basis therefore. If Purchaser and Seller are unable to resolve all such objections within the Closing Working Capital Resolution Period, the matters remaining in dispute (the "Unresolved Adjustments") shall be submitted to the dispute resolution process set forth in Section 3.5 below and the determination of the Closing Working Capital pursuant to the dispute resolution process shall be final and binding and the Closing Working Capital shall be made pursuant to the terms set forth above.

3.2.5. Final Closing Working Capital If an Objection is Filed. If Seller delivers to Purchaser a Notice of Objection within the Closing Working Capital Review Period, the Closing Working Capital Statement shall become final and binding on all parties, and shall have the effect of an arbitral award, upon the earlier of (i) the date of an agreement in writing by Purchaser and Seller that the Closing Working Capital Statement, together with any modifications thereto agreed by Purchaser and Seller, are final and binding (in which case the Closing Working Capital shall be as so agreed upon in writing by the parties); and (ii) the date on which the Independent Expert finally resolves in writing any Unresolved Adjustments (in which case the Closing Working Capital shall be as determined by the Independent Expert pursuant to 3.5 (the "Final Closing Working Capital Statement").

3.2.6. Cooperation. Each of Purchaser and Seller shall provide the other (and such other's Representatives) with reasonable access during normal business hours to any books, records, working papers and employees as the other may reasonably request in connection with the preparation and review of the Closing Working Capital Statement and the determination of the Closing Working Capital pursuant to this Section 3.2.

3.3. Earn-Out

As additional consideration added to the Purchase Price, Purchaser shall pay to Seller an amount (the "Earn-Out Payment") equal to a multiple of seven (7) times the increase (the "2016 EBITDA Growth") in the annual Run Rate EBITDA of the Business as of December 31, 2016 (the "2016 Run Rate EBITDA") over the Target EBITDA Amount. The 2016 Run Rate EBITDA shall be determined consistent with the computation methodology set forth in Exhibit C.

3.3.1. Earn-out Payment Calculation. Within sixty (60) days after the end of 2016, Purchaser shall prepare and deliver to Seller a written statement setting forth the Earn-Out Payment as determined by Purchaser, specifying in reasonable detail the calculation of the Earn-Out Payment (the "Earn-Out Statement"). Seller shall have twenty (20) Business Days from the date of Seller's receipt of the Earn-Out Statement (the "Earn-Out Review Period") to review and verify the Earn-Out Statement. During the Earn-Out Review Period Seller and its Representatives shall be permitted to review during normal business hours as they shall reasonably request the books, records and working papers of Purchaser relating to the calculation by Purchaser of the EBITDA Growth and the Earn-Out Payment, including whether the calculations have been determined consistent with the methodology for the calculation of 2016 Run Rate EBITDA set forth in Exhibit C.

3.3.2. Acceptance or Deemed Acceptance. If Seller accepts the Earn-Out Statement, or does not notify Purchaser in writing within the Earn-Out Review Period of Seller's acceptance of, or objection to, the Earn-Out Statement, then the Earn-Out Payment reflected in the Earn-Out Statement shall be final and binding and Purchaser shall pay the Earn-Out Payment in accordance with Section 3.3.5

3.3.3. Objection to Earn-Out Statement. If Seller objects to the computation of the Earn-out Payment set forth in the Earn-Out Statement, Seller must notify Purchaser in writing within the Earn-Out Review Period of Seller's objection to the Earn-Out Statement (such notice to include a reasonably detailed statement of the basis of Seller's objection, which may include an objection that the Earn-Out Statement does not specify in sufficient detail the calculation of the Earn-Out Payment) (the "Dispute Notice"). If Seller sends a Dispute Notice within the Earn-Out Review Period, then the parties shall attempt in good faith to resolve Seller's objection, within fifteen (15) Business Days (or such longer period as the parties may agree in writing) following such notice (the "Earn-Out Resolution Period"). During the Earn-Out Resolution Period, Seller and its Representatives, upon reasonable request, shall be permitted during normal business hours to review the working papers of Purchaser relating to the Earn-Out Statement and the basis therefore pursuant to the terms of Section 3.3.4. If Seller and Purchaser are able to resolve the dispute during the Earn-Out Resolution Period, any such resolution by the parties as to the disputed amounts shall be final, binding and conclusive and Purchaser shall pay the resolved amount of the Earn-Out Payment in accordance with Section 3.3.5. If Purchaser and Seller are unable to resolve all such objections within the Earn-Out Resolution Period, the matters remaining in dispute shall be submitted to the dispute resolution process set forth in Section 3.5 below and the determination of the Earn-out Payment pursuant to the dispute resolution process shall be final and binding and the Earn-out Payment shall then be made pursuant to the terms set forth in Section 3.3.5.

3.3.4. Access to Records. Subject to the confidentiality provisions in Section 8.5, during the Earn-Out Review Period, the Earn-Out Resolution Period, and any other period of review or dispute within the contemplation of this Section 3.3, each of the parties shall (A) provide the other party upon reasonable advance request with full access to employees and to all relevant books, records (whether in paper or electronic form), work papers, information for review and copying by the other party and its Representatives at reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of each party, and (B) cooperate fully with the other party as necessary for the preparation, calculation and review of the Earn-Out Statement and Dispute Notice and for the contemplated resolution of any dispute between the parties relating thereto.

3.3.5. Payment of the Earn-Out Payment. The Earn-Out Payment shall be payable in cash by check to Seller pursuant to Section 3.8, no later than the later of (a) ten (10) days following the final determination of the Earn-Out Payment or (b) March 31, 2017.

3.3.6. Effect of Purchaser Change of Control. If a Purchaser Change of Control occurs prior to December 31, 2016, then notwithstanding anything in this Agreement to the contrary the Earn-Out Payment shall in no event be less than $10,000,000.

3.4. Indemnity Reserve.

3.4.1. Indemnity Reserve. An amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) shall be retained from the Purchase Price and deposited at the Closing into the Indemnity Reserve Escrow Account and, together with any dividends, interest, gains and other earnings thereon (the "Indemnity Reserve"), shall be held, invested and disbursed by the Escrow Agent pursuant to the terms of the Indemnity Reserve Escrow Agreement. The Indemnity Reserve shall secure indemnity obligations of Seller under clause (i) of the first sentence of Section 13.2.1. The Indemnity Reserve shall remain in place until March 31, 2017 (the "Indemnity Reserve Release Date"). Any funds remaining in the Indemnity Reserve Escrow Account shall be distributed to Seller pursuant to Section 3.8, on the Indemnity Reserve Release Date to the extent claims have not been made against the Indemnity Reserve by Purchaser, and after resolution of any such claims, any funds not used to satisfy any indemnity obligation of Seller to Purchaser under clause (i) of the first sentence of Section 13.2.1 shall be distributed to Seller pursuant to Section 3.8, no later than ten (10) days following such resolution.

3.4.2. Escrow Account. At Closing, Seller and Purchaser shall execute and deliver such documents as may be appropriate to establish, maintain and direct the disbursement of the Indemnity Reserve Escrow Account in accordance with this Agreement. The party or parties receiving the distributions from such accounts shall bear and be responsible for the payment of Taxes on the income from the Indemnity Reserve Escrow Account.

3.5. Dispute Resolution.

If, after a good faith effort, Purchaser and Seller are still unable to resolve any dispute with respect to the determination of the Closing Working Capital, or the Earn-Out Payment, within the applicable period for such determination, the issues remaining in dispute shall be

submitted to PricewaterhouseCoopers LLP (the "Independent Expert"). If the issues in dispute are submitted to the Independent Expert for resolution, Purchaser and Seller shall request the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than thirty (30) days after such request. Each party shall (i) furnish to the Independent Expert such workpapers and other documents and information relating to the disputed issues as the Independent Expert may request and are available to that party (or its independent public accountants), and (ii) be afforded the opportunity to present to the Independent Expert any material relating to the determination and to discuss the determination with the Independent Expert. The resolution of disputed items by the Independent Expert, as set forth in a written notice delivered to both parties by the Independent Expert, shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. After final determination of the disputed items, neither Purchaser nor Seller shall have any further right to make any claims against each other in respect of the computation of the Purchase Price, the Earn-Out Payment or the Purchase Price Allocation, as the case may be. Seller shall be responsible for that fraction of the fees and costs of the Independent Expert equal to (a) the absolute value of the difference between the Seller's position with respect to the Purchase Price, Earn-Out Payment or the Purchase Price Allocation, as the case may be, and the Independent Expert's final determination with respect to the Purchase Price, Earn-Out Payment or Purchase Price Allocation, as the case may be, over (b) the absolute value of the difference between the Seller's position with respect to the Purchase Price, Earn-Out Payment, or Purchase Price Allocation, the case may be, and Purchaser's position with respect to the Purchase Price, Earn-Out Payment, or Purchase Price Allocation, as the case may be, and Purchaser shall be responsible for the remainder of such fees and costs (with Seller's share of such fees and expenses recoverable and payable solely from amounts remaining in the Indemnity Reserve).

3.6. Allocation of Purchase Price.

The parties agree that the Purchase Price as adjusted by the Assumed Liabilities, and the Earn-Out Payment, if any, shall be allocated to the Purchased Assets according to the methodology set forth on Exhibit E. As soon as practicable after the Closing, but in no event later than sixty (60 calendar days after the Closing Date, Purchaser shall prepare and deliver to Seller for Seller's review and approval a draft Schedule 3.6 prepared in accordance with the methodology set forth on Exhibit E (the "Purchase Price Allocation") setting forth the allocation of Purchase Price, the Assumed Liabilities, and the Earn-Out Payment, if any. Seller shall have fifteen (15) days commencing on the date that Purchaser delivers the Purchase Price Allocation to review the Purchase Price Allocation. During the foregoing review period, Seller and its Representatives shall be permitted to review during normal business hours as they shall reasonably request the books, records and working papers of Purchaser relating to the Purchase Price Allocation. If Seller objects to the Purchase Price Allocation, Seller shall notify Purchaser in writing of any such objection within the fifteen (15) day review period specifying, in reasonable detail, the nature or basis of such objection. During the thirty (30) day period following Purchaser's receipt of Seller's notice of objection, Purchaser and Seller shall attempt in good faith to resolve Seller's objections. If Purchaser and Seller are unable to resolve all such objections within such thirty (30) day period, the matters remaining in dispute shall be submitted to the dispute resolution process set forth in Section 3.5 above and the determination of the

Purchase Price Allocation pursuant to the dispute resolution process shall be shall be final and binding, and thereafter the parties shall make consistent use of the Purchase Price Allocation for all Tax purposes and in all filings, declarations, and reports with the IRS, including reports required to be filed under the Code. The parties further agree that any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder shall be made in a manner consistent with the method set forth in Exhibit E. Purchaser shall prepare and deliver IRS Form 8594 (prepared in accordance with the final agreed Purchase Price Allocation) to Seller within sixty (60) days after the Closing to be filed with the Internal Revenue Service. The parties shall timely file all Tax reports, returns and claims and other statements, including IRS Form 8594 or any equivalent statements, in a manner consistent with the Purchase Price Allocation and shall not make any inconsistent written statements on any returns or during the course of any IRS or other Tax audit, except to the extent required by a determination as defined in Section 1313(a) of the Code or a comparable provision of state, local or foreign law. Each party agrees to promptly notify the other if the IRS or any other Governmental Authority proposes a reallocation of such amounts or of the existence of any Tax audit, controversy or litigation related to any allocation hereunder. Neither party shall take any position, contend or represent on any Tax Return or other report filed with any Governmental Authority (or in any Proceeding before any Governmental Authority) related to the determination of Taxes that is in any manner inconsistent with the allocation reflected in the Purchase Price Allocation.

3.7. Transfer Taxes.

Other than as set forth in Section 14.5, Seller shall bear and be responsible for the payment all Taxes (excluding Taxes based on or measured by income) that are or may be imposed by any government or political subdivision thereof and that are payable or arise as a result of the transfer of the Purchased Assets, notwithstanding the party upon which such Taxes are actually imposed.

3.8. Payments by Purchaser

Payments by Purchaser of the Purchase Price or otherwise shall be made to Seller or an account or accounts designated by Seller.

ARTICLE IV

EMPLOYEE MATTERS; RESTRICTIVE AGREEMENTS

4.1. Offer of Employment.

(a) Robert Killen shall be an employee of Chartwell subject to Chartwell's employment practices and policies during the three year period commencing with the Closing Date, subject to and conditioned upon of the occurrence of the Closing, and Chartwell shall pay Robert Killen for his services to Chartwell during that period total compensation in the amount of One Million Dollars ($1,000,000) in the first year and Seven Hundred Fifty Thousand Dollars ($750,000) in the second and third years, subject to adjustment, all as more fully forth in an Offer Letter to be entered into between Chartwell and Robert Killen in the form of Exhibit I. Said compensation will be payable in accordance with the payroll practices of Chartwell and subject

to applicable withholding obligations. Chartwell's obligations to pay Robert Killen such compensation shall expire if Robert Killen resigns from his employment with Chartwell or if Chartwell terminates his employment for Cause as such term is defined in Robert Killen's Covered Person Restrictive Agreement.

(b) Chartwell and each other Covered Person have reached agreement as to the terms on which the Covered Person will be employed by Chartwell as more fully set forth in Offer Letters entered into between Chartwell and each other covered Employee in the forms of Exhibits J - M. The other Employees of Seller to whom offers of post-Closing employment with Chartwell will be made and are listed on Section 4.1 of the Purchaser Disclosure Schedules. Each such Employee that receives and accepts Chartwell's offer of employment, together with the Managers, shall be a Transferred Employee for purposes of this Agreement. Notwithstanding Seller's obligations in Section 4.3, Seller shall have no liability on account of acceptance or non-acceptance by any Employee of post-Closing employment with Chartwell; or the performance of any such Employee that becomes a Transferred Employee.

4.2. Employee Compensation Program.

The compensation and benefit program for Chartwell's investment team Employees (the "Chartwell Investment Team Compensation Program") described in Exhibit F shall be in effect for all Transferred Employees other than Robert Killen who are members of the Business' investment team commencing with the partial year from the Closing Date until December 31, 2016. In addition, all Transferred Employees other than Robert Killen will be eligible to participate in Chartwell's discretionary bonus program. Notwithstanding the foregoing, the entire Chartwell compensation program, including without limitation the Chartwell Investment Team Compensation Program, is subject to Chartwell's discretion with respect to future application of the program.

4.3. Assistance with Offers of Employment

Seller will use commercially reasonable efforts to encourage all Employees who are offered employment with Chartwell to accept such offers, and Seller will together with Purchaser and Chartwell in good faith encourage as many Employees as possible to accept offers of employment from Chartwell.

4.4. Vacation Liability

Purchaser shall assume liability for the vacation and personal time entitlement of each Transferred Employee accrued as of the Closing Date.

4.5. Restrictive Agreements

4.5.1. Restrictive Agreement for Owners. On the Execution Date (but not effective until consummation of Closing), each Owner has executed and delivered to Purchaser and Chartwell an agreement substantially in the form attached hereto as Exhibit G (a "Non-Solicitation and Non-Affiliation Agreement for Owners").

4.5.2. Restrictive Agreement for Covered Persons. On the Execution Date (but not effective until consummation of Closing), each Covered Person has executed and delivered to Purchaser and Chartwell an agreement substantially in the form attached hereto as Exhibit H (a "Restrictive Agreement for Covered Persons").

ARTICLE V

CLOSING

5.1. Closing

Subject to the satisfaction or waiver of the conditions set forth in Articles IX and X, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Keevican Weiss Bauerle & Hirsch LLC in Pittsburgh, Pennsylvania, at 9:00 AM (local time) on April 30, 2016, or if all of the conditions to Closing have not been satisfied or waived by that date, as soon thereafter as practicable after all conditions to Closing have been satisfied or waived, or at such other time and place as may be mutually agreed upon by Purchaser and Seller (the "Closing Date"). Seller and Purchaser acknowledge that the effective date of the transactions contemplated by this Agreement for all purposes (including, without limitation, for accounting purposes) is as of the opening of business on the Closing Date.

5.2. Deliveries by Seller

At the Closing, Seller shall execute and deliver to Purchaser the following instruments:

5.2.1. The Bill of Sale;

5.2.2. The Assignment and Assumption Agreement;

5.2.3. All documents and certificates to be delivered pursuant to Article IX

5.2.4. All other documents necessary to assign and transfer the Intellectual Property;

5.2.5. Such other instruments of conveyance and transfer as Purchaser may reasonably require in order to effectively vest in it, and put it in possession of, the Purchased Assets; and

5.2.6. Releases of any Liens on Purchased Assets (other than Permitted Liens) in form reasonably satisfactory to Purchaser.

5.3. Deliveries by Purchaser.

At the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered, the following instruments to Seller.

5.3.1. The Assignment and Assumption Agreement;

5.3.2. All documents and certificates to be delivered pursuant to Article X; and

5.3.3. Such other instruments as Seller may reasonably require in order to effectively provide for Purchaser's assumption of, and agreement to hold the Seller harmless against, the Assumed Liabilities.

5.4. Payment by Purchaser.

At Closing, Purchaser shall pay in cash by wire transfer the Estimated Purchase Price minus the amount of the Indemnity Reserve; and such wire transfer of cash shall be into such account or accounts as Seller shall direct by prior written instructions to Purchaser.

5.5. Delivery of Possession.

On and after the Closing Date, Seller shall cooperate with Purchaser to promptly transfer possession and control of all of the Purchased Assets to Purchaser, and Purchaser shall cooperate with Seller to assure Purchaser's assumption of Assumed Liabilities and agreement to hold harmless the partners of Seller against the Assumed Liabilities.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules delivered by Seller to Purchaser on the Execution Date, and as updated on the Closing Date (the "Seller Disclosure Schedules"), to induce Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser that the statements contained in this Article VI are true and correct as of the Execution Date (or, if otherwise provided with respect to a specific representation or warranty, on such date provided therein). Seller shall confirm on the Closing Date that each of these representations and warranties remain true, as if such representations and warranties were made on the Closing Date (unless any such representation and warranty that by its terms speak as of some other date). All representations and warranties set forth in this ARTICLE VI shall be without regard to Seller's Knowledge unless expressly limited to Seller's Knowledge.

6.1. Organization, Qualification, Good Standing; Power and Subsidiaries.

(a) Seller is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to carry on the Business as it is now being conducted and to own, lease and operate its properties and assets used in connection therewith. Seller is duly qualified or licensed to do business as a foreign corporation, and in good standing, in each jurisdiction in which the nature of the Business requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Business. Each jurisdiction in which Seller is qualified to do business as a foreign corporation is listed on Section 6.1 of the Seller Disclosure Schedules.

(b) Seller has made available to Purchaser a true, complete and correct copy of the Articles of Incorporation and Bylaws of Seller and of any other documents providing for the governance of Seller, all as amended (collectively, the "Organizational Documents"). The Organizational Documents are in full force and effect, and Seller is no in violation of any provision thereof.

(c) Seller does not own any equity securities of or interest in any Person (other than marketable securities reflecting ordinary course investments of cash balances). The Seller has not used any name for itself or its operations other than its corporate name and those names listed on Section 6.1 of the Seller Disclosure Schedules.

6.2. Authorization and Enforceability of Agreement.

Seller has taken all necessary corporate action and has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, as applicable. This Agreement and the Ancillary Documents to which it is a party constitute, and upon Seller's execution and delivery thereof, will constitute, the legal, valid and binding obligations of Seller, enforceable against it in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting the enforceability of creditors' rights generally and the discretion of courts in granting or denying equitable remedies.

6.3. Required Filings and Consents.

Except as set forth on Section 6.3 of the Seller Disclosure Schedules, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority ("Seller Approvals"), except for (i) the consents, approvals and notices required or contemplated under the Investment Company Act or the Investment Advisers Act or (ii) where failure to obtain any such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications would not be reasonably expected to have a Material Adverse Effect.

6.4. No Conflict.

The execution, delivery and performance of this Agreement and the Ancillary Documents by Seller and the consummation of the transactions contemplated hereby and thereby by Seller do not, and will not, (i) conflict with or violate the Organizational Documents, (ii) assuming that Seller Approvals have been received and the waiting periods, if any, referred to therein have expired or terminated, and further assuming that any condition in or provided for in the Seller Approvals have been satisfied, conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound, (iii) violate any judgment, order, writ or decree of any court applicable to Seller; (iv) result in a breach or violation of, or constitute a default (with or without notice or lapse of time, or both) or require any consent under, result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of any Material Contract; or (v) result in the creation of any Lien (other than

Permitted Liens) upon any of the properties or assets of Seller, other than, in the case of clauses (ii) (iii), (iv) and (v), any such violation, breach, conflict, default, termination, amendment, cancellation, acceleration, or any such failure to obtain any such consent, approval, authorization or waiver, that would not be reasonably expected to have a Material Adverse Effect.

6.5. Permits and Licenses; Compliance with Laws.

(a) Except as set forth on Section 6.5(a) of the Seller Disclosure Schedules, Seller has all Permits necessary for Seller to own, lease and operate its properties and carry on the Business consistent with past practice and as the Business is now being conducted (the "Seller Permits"), except where the absence thereof would not reasonably be expected to have a Material Adverse Effect; and the Business has been operated in all material respects in accordance with the Seller Permits and no suspension or cancellation of any of the Seller Permits is pending or, to the Knowledge of Seller, threatened in writing, in each case except where the failure, suspension or cancellation, as applicable, would not reasonably be expected to have a Material Adverse Effect.

(b) Seller is not: (i) in violation of any Laws applicable to Seller, (ii) in violation of any material Seller Permits or (iii) in breach of violation of any note, bond, mortgage, indenture or other Contract to which Seller is a party or by which any of its property or assets is bound, except, in each case, where the violation or breach would not be reasonably expected to have a Material Adverse Effect.

(c) Except for instances of noncompliance that would not be reasonably expected to have a Material Adverse Effect:

(i) Seller is, and at all times required by the Investment Advisers Act during its existence has been, duly registered as an investment adviser under the Investment Advisers Act and each other jurisdiction in which Seller is required to register in connection with the Business and such registration is in full force and effect.

(ii) Seller is, and at all times required by applicable Law (other than the Investment Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification;

(iii) Seller is in compliance with Rule 206(4)-7 under the Investment Advisers Act.

(d) Seller has delivered to Purchaser true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2014 by Seller, reflecting all amendments thereto filed with the SEC to the Execution Date (each, a "Form ADV"). The Forms ADV are in material compliance with Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except as to any non-compliance that has not had and would not reasonably be expected to have a Material Adverse Effect on the

Business. Seller has made available to Clients the Form ADV (or portions thereof) as and to the extent required by the Investment Advisers Act.

(e) Seller is, and at all times required by applicable Law has been, duly registered, licensed or qualified as an Investment Adviser under the Investment Advisers Act in each jurisdiction where the conduct of the Business requires such registration, license or qualification, except where the failure to be so registered, licensed or qualified has not had and would not be reasonably expected to have a Material Adverse Effect.

(f) Each Employee of Seller that is required to be registered with the SEC, the National Futures Association, or any state or any other Governmental Authority, in any capacity, including, but not limited to, as an investment adviser representative, registered representative, sales person, or in a commodities-related capacity, is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would be reasonably expected to have a Material Adverse Effect.

(g) None of Seller, or any Proprietary Fund, or any partner, officer, director or employee thereof, is a party or subject to any Order (other than an exemptive Order) relating to its business, except where such Order has not had and would not be reasonably expected to have a Material Adverse Effect.

(h) Since December 31, 2012, there has not existed an "out of balance" condition, pricing error, or similar condition with respect to any customer account maintained by Seller or a Proprietary Fund, except for any such condition, error or condition that has been rectified or would not be reasonably expected to have a Material Adverse Effect.

(i) Section 6.5(i) of the Seller Disclosure Schedules sets forth a complete list as of the Execution Date of all securities exchanges, commodities exchanges, boards of trade, and similar organizations in which Seller holds a membership or has been granted trading privileges.

(j) None of Seller or its "affiliated persons" (as defined in the Investment Advisers Act) is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or "associated person" (as defined in the Investment Advisers Act) of a registered investment adviser, and there is no proceeding pending and served or, to the Knowledge of Seller, pending and not served or threatened by any Governmental Authorities, which, if adversely resolved, would result in the ineligibility of Seller or any "affiliated person" to serve in any such capacities. None of Seller or its associated persons is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an "associated person" (as defined in the Exchange Act) of a registered broker-dealer, as applicable, and there is no proceeding pending and served or, to the Knowledge of Seller, pending and not served or threatened by any Governmental Authorities, which, if adversely resolved, would result in the ineligibility of Seller or any "affiliated person" to serve in any such capacity.

(k) To Seller's Knowledge, there are no material defects in the environmental, zoning or other permits pertaining to the operation of the Purchased Assets.

(l) Seller is not required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any Laws. None of Seller or any person "associated" (as defined under the Investment Advisers Act) with Seller is disqualified pursuant to Section 203(e) of the Investment Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser, or subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or the subject of a rebuttable presumption pursuant to Rule 206(4)-4(b) under the Investment Advisers Act. Purchaser has been provided with a copy of any exemptive order issued by the SEC in respect of any such disqualification. There is no proceeding or investigation pending or, to the Knowledge of Seller, threatened which, if adversely resolved, would reasonably be expected to result in any such disqualification. Except as set forth in Section 6.5(l) of the Seller Disclosure Schedules, none of the Investment Advisers is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(m) Seller has policies and procedures relating to the Business that prohibit the investment of assets by it or by any Person acting, directly or indirectly, (i) in contravention of any applicable Laws, including anti-money laundering regulations or conventions, (ii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, as such list may be amended from time to time, (iii) for a foreign shell bank (such Persons in clauses (i), (ii) and (iii) are collectively referred to as "Prohibited Persons"). To Seller's Knowledge, no Client, and no Person controlling, controlled by or under common control with any Client, is a Prohibited Person or a senior foreign political figure, a member of a senior foreign political figure's immediate family or a close associate of a senior foreign political figure ("SFPF"). Seller has carried out appropriate due diligence to establish the identities of such Clients and, with respect to Clients that are entities, the beneficial owners therein, and to Seller's Knowledge, no such beneficial owners are Prohibited Persons or SFPFs.

(n) As applicable to the Business, Seller has adopted (i) a written policy regarding insider trading, (ii) a policy regarding the conduct and reporting of personal trading and conflicts of interest by its advisory representatives, (iii) a privacy policy, (iv) a proxy voting policy, and (v) such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act, and has designated a chief compliance officer in accordance therewith. Such policies and procedures comply in all material respects with applicable Laws, including Section 204A of the Investment Advisers Act and applicable rules under the Investment Advisers Act. There have been no material violations or allegations of material violations of Seller's policies with respect to personal trading or conflicts of interest.

(o) Seller has all permits and conducts business in Ireland in compliance in all material respects with all applicable laws of Ireland, including any laws applicable to investment advisory firms.

6.6. Title to Properties; Absence of Liens; Sufficiency of Purchased Assets.

Seller owns good and marketable title to, or holds a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens set forth on Section 6.6

of the Seller Disclosure Schedules) and Seller has full power and authority to transfer ownership of, and good title in and to, the Purchased Assets to Purchaser free and clear of all Liens, other than Permitted Liens. The Purchased Assets constitute all of the tangible and intangible rights, assets, facilities, and other interests used in the Business as conducted by Seller, except for the Excluded Assets, and are sufficient to enable Purchaser to continue to conduct the Business after the Closing in the manner in which the Business has been conducted by Seller,

6.7. Clients.

(a) Seller has provided Purchaser with true and correct copies of (i) all standard forms of Client Contracts currently in use or effect, (ii) all standard forms of Intermediary Contracts currently in use or effect, (iii) all Client Contracts with Material Clients, and (iv) all Intermediary Contracts. Except as set forth on Section 6.7(a) of the Seller Disclosure Schedules, all Client Contracts conform to Seller's standard form of Client Contract and all Intermediary Contracts conform to Seller's standard form of Intermediary Contracts except, in each case, for nonmaterial variations from such standard forms.

(b) The aggregate dollar amount of assets in the accounts of the Clients managed by Seller as of the Base Date and as of November 30, 2015 (the "Pre-Execution Date") is accurately set forth in Section 6.7(b) Part I of the Seller Disclosure Schedules. The aggregate dollar amount of assets in the accounts of the Proprietary Funds and the Clients managed by Seller as of the Base Date and Pre-Execution Date is accurately set forth in Section 6.7(b) Part II of the Seller Disclosure Schedules. The information in Section 6.7(b) of the Seller Disclosure shall be updated prior to the Closing Date of the end of the month immediately preceding the Closing Date.

(c) Except as set forth in Section 6.7(c) of the Seller Disclosure Schedules, at no time within the past five (5) years has Seller had "custody" of Client funds within the meaning of Rule 206(4)2 under the Investment Advisers Act (other than the exclusion provided by Rule 206(4)2(b)(3) under the Investment Advisers Act) which provides for certain exclusions for investment advisers that may be deemed to have custody solely as a consequence of the authority to make withdrawals from client accounts to pay advisory fees.

(d) Except as would not be reasonably expected to have a Material Adverse Effect: (x) each Client Contract has since its effective date been (and currently is) duly authorized, executed and delivered by Seller and, to the Knowledge of Seller, each other party thereto and, to the extent applicable, adopted and subsequently renewed in compliance with the Advisers Act, and at all such times each Client Contract has been a valid and binding agreement of Seller and, to the Knowledge of Seller, each other party thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights, and to general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and (y) Seller has been at all times since the Base Date (and currently is) in compliance with the material terms of each Client Contract to which it is a party (including investment guidelines and restrictions thereunder, where applicable), and no event has occurred or condition exists that constitutes or

with notice or the passage of time would reasonably be expected to result in a default thereunder by Seller.

(e) Each Client to which Seller provides Investment Management Services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to the fiduciary responsibility provisions of Title I of ERISA or to Section 4975 of the Code, (ii) a Person acting on behalf of such plan, or (iii) an entity whose assets include the assets of such a plan, within the meaning of Section 3(42) of ERISA and applicable regulations of the Department of Labor (any such plan, person or entity, an "ERISA Client") has been managed by Seller in compliance in all material respects with the applicable requirements of ERISA and Section 4975 of the Code. Seller is in compliance in all material respects with the Investment Advisers Act registration, minimum assets under management and minimum shareholders' or partners' equity requirements to qualify as a qualified professional asset manager (a "QPAM") under Prohibited Transaction Class Exemption 8414 (the "QPAM Exemption"), and Seller is not disqualified from relying on the QPAM Exemption with respect to the transactions negotiated for ERISA Clients due to the application of Section I(e) or I(g) of the QPAM Exemption.

(f) Any Client that is a Proprietary Fund or an Intermediary is identified as such on Section 6.7(f) of the Seller Disclosure Schedules. Other than the Proprietary Funds, Seller provides no Investment Management Services to or through (i) any Person that is an investment company or unit trust (or similar Person) (within the meaning of the Investment Company Act), (ii) any Person that would be an investment company or unit trust (or similar Person) (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any Person that is, or is required to be, registered under the Laws of the appropriate securities regulatory authority in the jurisdiction in which the Person is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

(g) No exemptive Orders, "no action" letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) Seller, (ii) any officer, member of the board of directors, partner, shareholder, owner, employee or representative, as applicable, of Seller or (iii) any Client (in connection with the provision of Investment Management Services by Seller to such Client).

(h) Seller has made investments on behalf of each Client in all material respects in accordance with the terms of the relevant Client Contract, except for any deviations that would not be reasonably expected to have a Material Adverse Effect.

6.8. Material Clients.

(a) Section 6.8(a) of the Seller Disclosure Schedules sets forth a complete and accurate list, as of the Execution Date, of: (i) all Material Clients of the Business; (ii) all related Investment Accounts and related account numbers; (iii) for each such Investment Account, on an account-by-account basis, the aggregate market value of the assets under management and the

Fee Rate, and (iv) the aggregate value of the assets under management for all such Investment Accounts.

(b) Each Client Contract and Intermediary Contract (i) is a valid and legally binding agreement, enforceable against Seller and, to the Knowledge of Seller, each other party thereto, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity, (ii) is in all material respects in compliance with applicable Laws and (iii), except as indicated on Section 6.8(b) of the Seller Disclosure Schedules, does not require the consent of the Client or Intermediary for the assignment or transfer to Purchaser.

(c) Seller is not in material default in the observance or the performance of any material term or obligation to be performed by it under any Client Contract or Intermediary Contract. Except for the accounts receivable of the Business consisting of the Client payment delinquencies as of December 1, 2015 set forth on Section 6.10(c) of the Seller Disclosure Schedule, to the Knowledge of Seller, no other Person is in material default in the observance or the performance of any material term or obligation to be performed by it under any Client Contract or Intermediary Contract. No Investment Account is in material violation of an investment policy or guideline for which violation Seller is responsible. There are no agreements by Seller to rebate or reduce fees or expenses or to reimburse any or all fees of, or to reduce or rebate a performance allocation or provide special redemption rights, preferential or "most favored client" treatment for, any Client or Intermediary. There are no written agreements (other than the Intermediary Contracts) pursuant to which Seller is or may be obligated to pay to any Person a finder's, referral, placement or solicitation fee, or compensation or fee with respect to assets of any Client or Intermediary. Except as set forth on Section 6.8(c) of the Seller Disclosure Schedules, there are no third party financial advisors, including any sponsor of a Wrap Program, for whom Seller has agreed in writing to provide investment advisory services in connection with the provision of investment advisory services by such third party.

(d) Based on the information provided to Seller by the Clients, Section 6.8(d) of the Seller Disclosure Schedule sets forth a list of each Client that is an "employee benefit plan" (as such term is defined in Section 3(3) of ERISA), and Seller does not have Knowledge of facts establishing that such information is not accurate.

(e) Except as set forth on Section 6.8(e) of the Seller Disclosure Schedule, Seller has not received any oral or written notice that any Client or Intermediary (or a Person that has discretionary authority over the assets of a Client or Intermediary) is (i) terminating or planning to terminate its relationship with Seller, (ii) proposing a material reduction in any fee rate under any Client Contract or Intermediary Contract, or (iii) planning to withdraw its assets under management with Seller by more than five (5%) percent from the level at the date of notification.

(f) Set forth on Section 6.8(f) of the Seller Disclosure Schedule is, with respect to each Investment Adviser, a complete and accurate list, identified by account number, of each Client or group of Clients, as of the Base Date, that has since that date (i) terminated its relationship with such Investment Adviser, (ii) reduced its assets under management with Seller by more than five (5%) percent from the level on the Base Date or (iii) reduced the maximum

amount of assets under management with Seller (based on its quarter-end balances) since the Base Date.

(g) Seller has never been responsible for providing, in connection with the Investment Accounts, and Seller does not provide in connection with such Investment Accounts, to any Client or Intermediary, any advice or services with respect to market timing trading in violation of stated policies and/or guidelines of any investment company registered under the Investment Company Act regarding frequency of trading or late trading of shares of any investment company registered under the Investment Company Act.

(h) None of the Clients for which Seller acts as Investment Adviser is registered under the Investment Company Act.

(i) Section 6.8(i) of the Seller Disclosure Schedule sets forth, a list of all Investment Advisers and each jurisdiction in which such Investment Adviser is registered as an investment adviser representative (as such term is defined in Rule 203A-3(a) under the Advisers Act).

(j) With respect to the Business, neither Seller nor any of the Transferred Employees is required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person of a broker dealer or an insurance agent with the SEC, the Commodity Futures Trading Commission, the National Futures Association, the National Association of Securities Dealers or the securities or insurance commission of any foreign, federal, state or local jurisdiction or any self-regulatory body.

(k) Except as set forth in Section 6.8(k) of the Seller Disclosure Schedules, the only place of business (within the meaning of Rule 203A-3(b) under the Investment Advisers Act) of Seller with respect to the Business is 1189 Lancaster Avenue, Berwyn, PA 19312.

(l) Neither Seller nor, to Sellers' Knowledge, any Client has requested or obtained or relies upon any exemptive order or no-action relief from any Laws with respect to any Client relationship. Seller does not have any requests pending for any such orders or relief.

6.9. Material Contracts.

(a) Section 6.9(a) of the Seller Disclosure Schedules sets forth a complete list of all Material Contracts (as defined below), other than Client Contracts and Intermediary Contracts, to which Seller is a party or is bound. A "Material Contract" means: (i) any Contract with a Client; (ii) any consulting or other Contract with an Employee or any other shareholder, director, officer, or employee of Seller or any Seller Affiliate; (iii) any collective bargaining Contract with any labor union with respect to the Employees; (iv) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate payments after the Execution Date in excess of $50,000; (v) any license, royalty Contract or other Contract with respect to Intellectual Property that grants to a third-party any rights of Seller to such intellectual property or that provides for the use of a third party's Intellectual Property by Seller (excluding computer software); (vi) any Contract pursuant to which Seller has entered into a partnership, franchise, or joint venture with any other Person to conduct the Business; (vii) the

Real Property Lease and any other Contract under which Seller is (A) a lessee or sublessee of real property, (B) a lessee of, or user of, any machinery, equipment, vehicle or other Tangible Personal Property used in the Business owned by a third person or entity which requires annual payments in excess of $25,000; (viii) any Contract under which Seller is a purchaser of goods and services and which requires payments by Seller in excess of $25,000 per annum; (ix) any other Contract the termination or breach of which, or the failure to obtain consent to assignment in respect of, would reasonably be expected to have a Material Adverse Effect; (x) any Contract between Seller and any of its customers for the sale of Products with an annual value in excess of $25,000; or (xi) any Contract related to the distribution of Products sold by the Business, including, without limitation, all sales agency agreements, distributorship agreements, commission agreements (including ones with employees), and brokerage agreements (collectively, "Distribution Agreements"), whether or not such Distribution Agreements are between Seller and independent third parties or affiliates of Seller.

(b) There are no material agreements or understandings between Seller and the counter-parties to any Material Contracts that vary the terms of the Material Contracts (other than written amendments thereto and set forth on Section 6.9(a) of the Seller Disclosure Schedules). All of the Material Contracts are legal, valid, binding, in full force and effect and enforceable in accordance with their respective terms and neither Seller nor, to the knowledge of Seller, any other party to any Material Contract, is in material default or breach of any of the terms thereof and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder.

(c) Seller has provided Purchaser with true, correct and complete copies of all Material Contracts (including all amendments and supplements thereto) that are not Client Contracts.

6.10. Financial Statements and Books and Records.

(a) Financial Statements. Section 6.10(a) of the Seller Disclosure Schedules contains true and complete copies of the following financial statements: (i) the balance sheets of Seller as of August 31, 2013, 2014, and 2015 and the related statements of income statement and results of operations and changes in financial position (or cash flows) for the fiscal years then ended, certified by Siana Carr O'Connor & Lynam, LLP, independent public accountants; (the "Financial Statements"); and (ii) a copy of a balance sheet of Seller as October 31, 2015 together with the related income statement and results of operations and changes in financial position (or cash flows) for the period from September 1, 2015 through the date of such balance sheet, which shall be affirmed by the chief executive officer and chief financial officer of Seller as having been prepared under their supervision (the "Current Statements"). The Financial Statements are in accordance with the books and records of Sellers and present fairly in all material respects, the financial position, and related results of operations and changes in financial position (or cash flows) of Seller as of the times and for the periods referred to herein, in accordance with GAAP, and the Current Statements have been prepared in a manner consistent with the Financial Statements and are in accordance with the books and records of Sellers and present fairly in all material respects, the financial position, and related results of operations and changes in financial position (or cash flows) of Seller in accordance with GAAP subject, in the

case of financial statements other than year-end financial statements, to normal periodic or year-end adjustments consistent with past practice.

(b) Books and Records. The books, records and accounts of Seller are maintained, in all material respects, in accordance with GAAP and fairly state the basis for the financial condition and results of operations of the Business. They include, among other things, all records and data regarding the Business and operations procedures used in the Business, whether such records are in hard copy, electronic, or any other form. All of the financial books and records of Seller have been made available to Purchaser and such books and records completely and fairly record in all material respects Seller's financial affairs and activities which would normally be recorded in financial books and records.

(c) Accounts Receivable. All Accounts Receivable included in the Purchased Assets (i) are reflected properly on the books and records of Seller in accordance with GAAP; (ii) arose from bona fide, arms-length transactions in the ordinary course of business for services performed or goods sold by Seller; (iii) are not subject to any counterclaim, deduction, right of set-off, set-off or recoupment; (iv) were billed as of the dates specified on Section 6.10(c) of the Seller Disclosure Schedules); and (v) are collectible in the ordinary course of business in the aggregate face amounts thereof (net of the reserves expressly set forth on Section 6.10(c) of the Seller Disclosure Schedules) without instituting legal action or incurring fees for collection. Seller has not participated in any accounts receivable monetization, securitization or factoring program, and none of the Accounts Receivable is or have been monetized, whether through a securitization, factoring, or other similar arrangement. The amount of any reserves or allowances in the Financial Statements and identified on Section 6.9(c) of the Seller Disclosure Schedules for uncollectible Accounts Receivable is equal to, or greater than, the amount of uncollectible Accounts Receivable that Seller reasonably anticipates plus the costs of collection for any receivable not paid in accordance with its terms. The books and records of Seller reflect appropriate reserves for uncollectible Accounts Receivable on a basis consistent with the Financial Statements.

(d) Accounts Payable. Except as disclosed on Section 6.10(d) of the Seller Disclosure Schedules all accounts payable included in the Assumed Liabilities (i) are reflected properly on the books and records of Seller in accordance with GAAP; (ii) arose from bona fide, arms-length transactions in the ordinary course of business for services performed for, or goods sold to, Seller, for which Seller obtained substantially equivalent value; and (iii) have been incurred in accordance with applicable payment or credit terms imposed by the vendors of such services or goods. None of the accounts payable of Seller has been due and payable by Seller for a period in excess of thirty (30) days from the date of the receipt of an invoice giving rise thereto.

(e) Working Capital Practices. Seller has not changed or varied any of its practices concerning the collection of accounts receivable, the payment of accounts payable, or any other method or practices concerning Seller's working capital from practices that Seller has followed during the fiscal year ended August 31, 2015, or otherwise as a result or in contemplation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller has not materially changed or materially varied any of such practices during the period from September 1, 2015 through the Closing Date (other than any distributions paid to the Owners and/or bonuses paid to the Owners or any Employees on or after

September 1, 2015 that did not and have not caused and are not reasonably anticipated to cause the level of Seller's working capital to be below the Closing Working Capital Level).

(f) Operation of Business. Since the date of the Financial Statements and other than as set forth or contemplated by this Agreement, (i) Seller has operated the Business in the ordinary course of business consistent with past practice and has not, other than in the ordinary course of business consistent with past practice, sold or otherwise disposed of, or committed to dispose of, any assets or incurred any Liabilities, direct or contingent, and (ii) Seller has used all reasonable efforts to preserve the Business, keeping available the services of its Employees and preserving its Business relationships with suppliers, customers and others with whom the Business has dealings. Notwithstanding anything to the contrary, between the Execution Date and the date of the Closing Balance Sheet, Seller shall be specifically permitted to make such distributions to the Owners as Seller sees fit provided that it reasonably believes that such distributions will not result in its Working Capital being less than Two Million Dollars ($2,000,000).

(g) No Undisclosed Material Liabilities. There are no liabilities or obligations of Seller of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) as reflected or reserved against in Seller's most recent balance sheet (or the notes thereto) included in the Current Statements, (b) liabilities or obligations incurred in the ordinary course of business since the date of such balance sheet, or (c) liabilities or obligations which would not be reasonably expected to have a Material Adverse Effect.

6.11. No Material Adverse Effect.

Except as reflected in the Financial Statements or Current Statements or as set forth in Section 6.11 of the Seller Disclosure Schedules, since the date of the Financial Statements, the Business of Seller has been conducted in the ordinary course of business consistent with past practice and there has been no Material Adverse Effect on the Business, nor has there been any damage, destruction or loss of Tangible Personal Property, whether or not covered by insurance, since the date of the Financial Statements.

6.12. Regulatory Reports.

Seller and, to the Knowledge of Seller, each Proprietary Fund has filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them was required to file since September 1, 2012 with Governmental Authorities, and has paid all fees and assessments due and payable in connection therewith, except where such failure to make any such filing or payment would not be reasonably expected to have a Material Adverse Effect. Except for normal examinations conducted by Governmental Authorities in the regular course of the business of Seller, no Governmental Authorities have initiated any proceeding or investigation or inquiry into the business or operations of Seller or any Proprietary Fund since September 1, 2012. There is no unresolved violation, criticism, or exception by any Governmental Authorities with respect to any report or statement relating to any examinations of Seller or any Proprietary Fund other than those that would not reasonably be expected to have a Material Adverse Effect.

6.13. Proprietary Funds.

(a) Seller has provided Purchaser with true, correct and complete copies of all Proprietary Funds, as listed on Section 6.13 of the Seller Disclosure Schedule.

(b) The three (3) most recent audited financial statements of each Proprietary Fund, as reported by such Proprietary Fund's independent auditors, have been prepared in accordance with GAAP applied on a consistent basis, except as otherwise disclosed therein, and present fairly, in all material respects, the financial position and results of operations of each Proprietary Fund at the dates and for the periods stated therein.

(c) Since September 1, 2010 or, if later, the date of formation of the respective Proprietary Fund, each Proprietary Fund has had (and now has) all material permits, licenses, certificates of authority, orders and approvals of, and has made all material filings, applications and registrations with, Governmental Authorities that are required in order to permit each of them to carry on its respective business as presently conducted, and such material permits, licenses, certificates of authority, registrations, orders and approvals are in full force and effect. The conduct by each Proprietary Fund of its business does not violate or infringe any Laws in a manner that would reasonably be expected to have a Material Adverse Effect.

(d) Each current prospectus (which term, as used in this Agreement, shall include any related statement of additional information and any private placement memorandum), as amended or supplemented, relating to each Proprietary Fund, and all current supplemental advertising and marketing material relating to each Proprietary Fund complies with the Securities Act, the Investment Company Act, the Advisers Act, applicable state laws, except for noncompliance which would not reasonably be expected to have a Material Adverse Effect. None of such prospectuses, amendments, supplements or supplemental advertising and marketing materials, as of their respective dates, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6.14. Regulatory Compliance.

(a) Except where the violation of any of the representations and warranties contained in this Section 6.14(a) would not reasonably be expected to have a Material Adverse Effect:

(i) Each Proprietary Fund required by Law to be so registered is duly registered as an Investment Company under the Investment Company Act; (A) the equity interests of each Proprietary Fund are duly and validly issued, fully paid and nonassessable and are qualified for sale, or an exemption therefrom is in full force and effect; (B) all outstanding equity interests of each Proprietary Fund that were required to be registered under the Securities Act have been sold pursuant to an effective registration statement filed thereunder; and (C) in the case of prospectuses applicable to the Proprietary Funds, no such prospectus contained, as of its effective date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein not misleading or is subject to any stop order similar order restricting its use.

(ii) Each Proprietary Fund that is a Registered Investment Company has duly adopted procedures pursuant to Rule 17e-1 under the Investment Company Act, to the extent applicable.

(iii) Seller has adopted a formal code of ethics (to the extent required under applicable Law) and a written policy regarding insider trading. Such code and policy comply, in all material respects, to the extent applicable thereto, with Section 17(j) of the Investment Company Act, Rule 17j-1 thereunder, Section 204A of the Investment Advisers Act and Section 15(f) of the Exchange Act, respectively. The policies of Seller with respect to avoiding conflicts of interest are as set forth in their most recent Forms ADV and BD (or incorporated by reference therein), as applicable. As of the Execution Date, there have been no material violations or allegations of material violations of such policies that have occurred or been made, except as reflected in compliance reports submitted to the applicable Board of Directors.

(iv) Neither Seller nor any Proprietary Fund, and, to Seller's Knowledge, no person "associated" (as defined under the Advisers Act) with Seller, or any Proprietary Fund, has for a period not less than five (5) years prior to the Execution Date been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser for any registered Investment Company pursuant to Section 9(a) of the Investment Company Act, and to the Company's Knowledge there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

(v) Neither Seller nor any Proprietary Fund and, to Seller's Knowledge, no "affiliated person" (as defined in the Investment Company Act) has any express or implied understanding or arrangement that would impose an "unfair burden" (as such term is used in Section 15(f) of the Investment Company Act) on any Proprietary Fund that is a Registered Investment Company or would in any way make unavailable to Seller the benefits of Section 15(f) of the Investment Company Act, or any similar safe harbors provided by any applicable state or foreign Law, with respect to any Proprietary Fund that is a Registered Investment Company.

6.15. Agreements with Governmental Authorities.

Neither Seller nor any Proprietary Fund is subject to any cease and desist or other Order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any Order or directive issued by, or a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authorities that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Seller Regulatory Agreement"), nor has Seller or any Proprietary Fund been advised since January 1, 2011 by any Governmental Authority that it is considering issuing or requesting any such Seller Regulatory Agreement.

6.16. Absence of Litigation; Claims and Proceedings.

(a) Except as set forth on Section 6.16 of the Seller Disclosure Schedules, there is no suit, claim, charge, action, proceeding, arbitration or mediation before any Governmental Authorities pending or, to the Knowledge of Seller, threatened against Seller or any of the Proprietary Funds, or any of their respective properties, assets or operations, or executive officer or directors, at law or in equity, or events or occurrences which constitute, or reasonably could be expected to constitute, grounds for, or the basis of, any such actions, claims, suits, proceedings or investigations, and there are no outstanding Orders, whether temporary, preliminary or permanent, against Seller or any of the Proprietary Funds, in each case, which would reasonably be expected to have a Material Adverse Effect. As of the Execution Date, there are no material SEC inquiries or investigations, other inquiries or investigations by any Governmental Authorities or internal investigations pending or, to the Knowledge of Seller, threatened, regarding any accounting practices of Seller or any of the Proprietary Funds.

(b) Seller is not subject to any order, judgment, writ, injunction or decree of any court or Governmental Authority or body affecting the Business going forward other than garnishment orders or qualified domestic relations orders applicable to its Employees.

(c) As of the Execution Date, there is no suit, claim, action, proceeding, arbitration, mediation or investigation pending or, to the Knowledge of Seller, threatened before or by any Governmental Authorities with the object of seeking to restrain, enjoin, or prevent the consummation of or otherwise challenge this Agreement or the consummation of the transactions contemplated hereby.

6.17. Tax Matters.

Except as set forth in Section 6.17 of the Seller Disclosure Schedules, (i) Seller has timely filed, in accordance with applicable law, all material Tax Returns with respect to the Business or the Purchased Assets, which Tax Returns are true, correct and complete in all material respects, and has paid all material Taxes that have become due, (ii) all material Taxes with respect to the Business or the Purchased Assets that Seller is required to withhold or deduct and pay over to a government or taxing authority have been so withheld or deducted and paid over to the extent due and payable and there are no Liens with respect to Taxes upon any of the Purchased Assets (other than Liens with respect to Taxes not yet due and payable), (iii) no written notices respecting asserted or assessed and unresolved material deficiencies for any Tax with respect to the Business or the Purchased Assets have been received by Seller for any Tax period, (iv) there is no investigation by any Tax agency or authority presently pending or, to the knowledge of Seller, threatened with respect to the Business or the Purchased Assets, (v) Seller is not a party to any action or proceeding for the assessment or collection of Taxes with respect to the Business or the Purchased Assets nor has any such event been asserted or, to the knowledge of Seller, threatened, and (vi) Seller has not waived any applicable statutes of limitations for federal or state Tax purposes.

6.18. Leased Properties.

Each lease for the Leased Real Property (each a "Real Property Lease") is legal, valid, binding, enforceable and in full force and effect. Except as set forth in Section 6.18 of the Seller Disclosure Schedules, with respect to each Real Property Lease (i) there are no material disputes; (ii) neither Seller nor, to Seller's Knowledge, any other party to the Real Property Lease is in breach or default under such Lease, and (iii) no event has occurred and no circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under the Real Property Lease except where any such breach, default, event or circumstance would not reasonably be expected to have a Material Adverse Effect. Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the property leased under any Real Property Lease. Except as set forth in Section 6.18 of the Seller Disclosure Schedules, no consents or approvals are required under any Real Property Lease in connection with the transactions contemplated by this Agreement, and, except as set forth in Section 6.18 of the Seller Disclosure Schedules, the Real Property Lease is freely assignable by Seller to, and may be assumed by, Purchaser. All leases pursuant to which Seller leases from others any personal property used in the Business are listed on Section 6.18 of the Seller Disclosure Schedules, and all such leases are legal, valid and in full force There is no default or event of default or event which, with notice or lapse of time or both, would constitute such a default by Seller under any of the foregoing personal property leases or, to Seller's knowledge, any default, or any event of default, by any other party to such personal property leases except where any such default or event would not reasonably be expected to have a Material Adverse Effect.

6.19. Tangible Personal Property.

All of the Purchased Assets are operational and free from material defects (patent and latent) and have been maintained in accordance with normal industry practice (subject to normal wear and tear). There are no actions pending or, to Seller's knowledge, threatened by any Governmental Authority with respect to non-compliance of the Tangible Personal Property with applicable Laws.

6.20. Intellectual Property.

Section 6.20 of the Seller Disclosure Schedules sets forth a list of all Intellectual Property used in the Business, together with all pending applications for any of the foregoing and all agreements whereby Seller uses any Intellectual Property, except for license agreements for shrink-wrap, click-through or off the shelf software. Seller owns or possesses and has full right to use all Intellectual Property necessary to conduct the Business as conducted, and no claim is pending or, to Seller's Knowledge, threatened to the effect that the operations of the Business infringe upon, misappropriate, or conflict with the Intellectual Property of any third party or is invalid or unenforceable, and, to Seller's Knowledge, there is no basis for any such claim (whether or not pending or threatened). Seller has not granted or assigned to any third person or entity any right to license, market, develop, or sell any Products and is not bound by any agreement that affects Seller's exclusive right to license, market, develop, distribute or sell the Products. Seller has no Knowledge of any basis for any claim (whether or not pending or

threatened) to the effect that any Person has infringed upon or misappropriated any of Intellectual Property used in the Business.

6.21. Employee Benefits.

(a) Section 6.21(a) of the Seller Disclosure Schedules sets forth a list of all written employee benefit plans and programs of Seller as of the Execution Date, including phantom stock plans, plans and programs providing for pension, retirement, profit-sharing, savings, bonus, deferred or incentive compensation, hospitalization, medical, dental, vision, pharmaceutical, life or disability insurance, vacation and paid holiday, termination or severance pay, 401(k), restricted stock, stock option or stock appreciation rights benefit plans (the foregoing, excluding any multiemployer plan as defined in Section 3(37) of ERISA, are collectively referred to as "Employee Benefit Plans"). Except as set forth in Section 6.21(a) of the Seller Disclosure Schedules, Seller does not contribute to any defined benefit pension plan on behalf of the Employees. Except as set forth in Section 6.21(a) of the Seller Disclosure Schedules, Seller does not contribute to any multiemployer plan as defined in Section 3(37) of ERISA on behalf of Employees.

(b) Except as set forth in Section 6.21(b) of the Seller Disclosure Schedules, the Employee Benefit Plans have been maintained and administered in all material respects in compliance with applicable Laws.

6.22. Employees.

Section 6.22 of the Seller Disclosure Schedules sets forth a list of the names of all Employees, together with their location, positions and annual base salaries. The Employees are sufficient to conduct the Business as conducted. No work stoppage, slowdown, lockout, labor strike, arbitration or other labor dispute against Seller relating to the Business is pending or, to the Knowledge of Seller, threatened; no unfair labor practice charges, material grievances or complaints are pending or, to the Knowledge of Seller, threatened against Seller, regarding the Business; and Seller is not delinquent in any material respect in payments to any of the Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Business or amounts required to be reimbursed to the Employees. Except as listed on Section 6.22 of the Seller Disclosure Schedules, (i) Seller is not a party to, or otherwise bound by, any collective bargaining agreement or any other agreement with a labor union, labor organization or works council, nor are any such agreements presently being negotiated with respect to the Employees; (ii) none of the Employees is represented by any labor union, labor organization or works council in their capacities as Employees; (iii) no labor union, labor organization or works council or group of Employees has made a pending demand for recognition or certification to Seller, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; or (iv) to the Knowledge of Seller, no labor union, labor organization or works council is seeking to organize any of the Employees.

6.23. Environment, Health and Safety.

Seller is not required to have any permit, license, order or approval, nor is Seller required to make any filings with any federal, state or local governmental or regulatory bodies relating to, arising under or required by federal, state and local laws, rules, regulations, codes, judgments and decrees concerning pollution or protection of the environment (the "Environmental Laws"). Other than as set forth in Section 6.23 of the Seller Disclosure Schedules, the Business has been operated by Seller in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Permits required by Environmental Laws, (ii) there are no facts or circumstances of which Seller has Knowledge that would reasonably be expected to result in an increase in the cost of maintaining such compliance in the next twelve months, (iii) Seller has not received a summons, citation, order, letter or other written communication from any Governmental Authority under any of the Environmental Laws during the five (5) year period ending on the Execution Date and there are no pending, or to the knowledge of Seller, threatened suits, actions, investigations or Proceedings under or pursuant to Environmental Laws by the Environmental Protection Agency or any other Governmental Authority or any other Person against Seller, (iv) to Seller's knowledge, neither Seller nor any property owned, leased or occupied by Seller in whole or in part, is the subject of any order or directive of any Governmental Authority relating to asbestos-containing materials and, to Seller's knowledge, the Leased Real Property is free of contamination from hazardous materials that is reasonably likely to create liability for clean-up or remediation under Environmental Laws, and (v) no facts, circumstances or conditions relating to, associated with or attributable Seller's operations thereon has resulted in or is reasonably likely to result in any Liabilities which arise under or are based upon Environmental Laws.

6.24. Legal Compliance.

Seller is in compliance with all laws, statutes, ordinances or regulations currently in effect (including, without limitation, all anti-trust, health and safety and immigration laws, ordinances, regulations and orders, and zoning restrictions), and with respect to Leased Real Property all use restrictions and recorded covenants and restrictions, applicable to the Business or the Purchased Assets, except where non-compliance would not reasonably be expected to have a Material Adverse Effect.

6.25. No Finder.

Except as set forth on Section 6.25 of the Seller Disclosure Schedules, Seller has not taken any action which would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

6.26. Insurance.

Section 6.26 of the Seller Disclosure Schedules contains a correct and complete list of all insurance policies, surety bonds, reinsurance, and self-insurance programs (including the scope and amount of the coverage provided thereunder) maintained by Seller ("Insurance Policies"). Except as would not be reasonably expected to have a Material Adverse Effect, (a) all such

Insurance Policies are in full force and effect, (b) such Insurance Policies provide coverage in such amounts and against such risks as is sufficient to comply with applicable Law and any requirements under the Contracts, and (c) Seller's Insurance Policies for (i) Error and Omissions and (ii) Directors and Officers Liability, each currently have, or if not already owned, Seller shall purchase before Closing, with all premiums pre-paid, an endorsement for a tail coverage as provided in Section 8.6. Seller is in compliance in all material respects with the terms of all material Insurance Policies and programs and has not failed to give any material notice or present any material claim under any Insurance Policy or programs within the time periods required. To the Knowledge of Seller, there are no pending notices of cancellation or non-renewal of any such Insurance Policy or programs nor has the termination of any such insurance policy and program been threatened in writing by the provider of such insurance.

6.27. Disclosure.

No representation or warranty or statement by Seller in this Agreement, including in any exhibit or schedule hereto, or any certificate delivered pursuant to this Agreement, knowingly contains any untrue statement of a material fact or knowingly omits to state a material fact required to be stated therein or necessary to make the statements contained therein not materially misleading. To Seller's Knowledge, there is no fact relating to the Purchased Assets or the Business that constitutes a Material Adverse Effect on the Business except for facts and information disclosed to Purchaser in writing.

6.28. No Other Representations or Warranties.

Except for the representations and warranties contained in this Agreement, including any exhibit or schedule hereto, neither Seller, nor any of its Representatives nor any other Person makes any other express or implied representation or warranty in respect of Seller or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedules delivered by Purchaser to Seller in connection with this Agreement (the "Purchaser Disclosure Schedules"), to induce Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller that the statements contained in this Article VII are true and correct as of the Execution Date (or, if otherwise provided with respect to a specific representation or warranty, on such date provided therein). All representations and warranties set forth in this ARTICLE VII shall be without regard to Purchaser's Knowledge unless expressly limited to Purchaser's Knowledge.

7.1. Organization, Good Standing, Power.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and Chartwell is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of

Pennsylvania, and collectively they have all requisite power and authority to own and lease the Purchased Assets and to carry on the Business and Purchaser has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof to be performed by it.

7.2. Authorization and Enforceability of Agreement.

Purchaser has taken all necessary action to authorize the execution and delivery of this Agreement and the Ancillary Documents to which it is a party, the performance by it of all terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which Purchaser is a party constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and the discretion of courts in granting or denying equitable remedies.

7.3. Required Filings and Consents.

Set forth on Section 7.3 of the Purchaser Disclosure Schedules is a true and complete list of all approvals of Regulatory Agencies that are required to be obtained, made or satisfied by Purchaser or its Affiliates including Chartwell for the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (the "Purchaser Approvals"). For the avoidance of doubt, the phrase "performance of this Agreement" in the preceding sentence includes the post-Closing conduct of the Business in a manner consistent with Seller's practices.

7.4. No Conflict.

The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with or violate certificate of organization, operating agreement or other governing documents of Purchaser or Chartwell, (ii) conflict with or violate any Law applicable to Purchaser or Chartwell by which any of their respective properties or assets are bound, (iii) violate any judgment, order, writ or decree of any court applicable to Purchaser or Chartwell; or (iv) result in a breach or violation of, or constitute a default (with or without notice or lapse of time, or both) or require any consent under any material contract of Purchaser or Chartwell, other than, in the case of clauses (ii) (iii) and (iv), any such violation, breach, conflict or default that would not be reasonably expected to have a Material Adverse Effect.

7.5. Legal Proceedings.

There is no claim, action, suit, proceeding, investigation or inquiry pending before any Governmental Authority or, to Purchaser's knowledge, threatened against Purchaser or any of its properties, assets, operations or businesses that could prevent or delay the consummation of the transactions contemplated hereby.

7.6. No Finder.

Except as set forth in Section 7.6 of the Purchaser Disclosure Schedules, Purchaser has not taken any action which would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

7.7. Regulatory Compliance.

Chartwell is an SEC registered investment adviser that is not restricted by any Regulatory Agency from engaging in the Business as currently conducted by Seller. Purchaser or Chartwell has (or will have applied for, prior to the Closing) all approvals from all appropriate Governmental Authorities to engage in the Business as currently conducted by Seller

7.8. Funds.

Purchaser has, and at all times prior to the Closing will have, sufficient funds on hand, or available pursuant to unconditional commitments, to pay the Purchase Price.

7.9. No Material Adverse Effect.

Since September 30, 2015, each of Purchaser and Chartwell has conducted its respective business in the ordinary course consistent with past practice and there has been no event, occurrence of change that would reasonably be expected to have a Material Adverse Effect on Purchaser or Chartwell.

7.10. SEC Filings.

The filings of periodic reports and registration statements of Purchaser with the SEC as of the date of filing have complied in all material respects with the Exchange Act and Securities Act and did not include any material misstatements or omit to state any material facts necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.11. No Other Representations or Warranties.

Except for the representations and warranties contained in this Article VII and any schedules, certificates or other documents delivered by Purchaser pursuant to this Agreement or the Ancillary Documents, neither Purchaser nor any of its Representatives nor any other Person makes any other express or implied representation or warranty in respect of Purchaser or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

7.12. Disclosure.

No representation or warranty or statement by Purchaser in this Agreement, including in any exhibit or schedule hereto, or any certificate delivered pursuant to this Agreement, knowingly contains any untrue statement of a material fact or knowingly omits to state a material

fact required to be stated therein or necessary to make the statements contained therein not materially misleading. To Purchaser's Knowledge, there is no fact relating to Purchaser or Chartwell that constitutes a Material Adverse Effect on Purchaser except for facts and information disclosed to Seller in writing.

7.13. Permits and Licenses; Compliance with Laws.

(a) Neither Purchaser nor Chartwell is: (i) in violation of any Laws applicable to Purchaser or Chartwell, or (ii) in breach of violation of any note, bond, mortgage, indenture or other Contract to which Purchaser or Chartwell is a party or by which any of their respective properties or assets is bound, except, in each case, where the violation or breach would not be reasonably expected to have a Material Adverse Effect.

(b) Except for instances of noncompliance that would not be reasonably expected to have a Material Adverse Effect:

(i) Chartwell is, and at all times required by the Investment Advisers Act during its existence has been, duly registered as an investment adviser under the Investment Advisers Act and each other jurisdiction in which Chartwell is required to register in connection with its business and such registration is in full force and effect.

(ii) Chartwell is, and at all times required by applicable Law (other than the Investment Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification;

(iii) Chartwell is in compliance with Rule 206(4)-7 under the Investment Advisers Act.

7.14. Chartwell Clients.

(a) No exemptive Orders, "no action" letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) Chartwell, (ii) any officer, member of the board of directors, partner, shareholder, owner, employee or representative, as applicable, of Chartwell or (iii) any client of Chartwell (in connection with the provision of Investment Management Services by Chartwell to such client).

(b) Chartwell has made investments on behalf of each of its clients in all material respects in accordance with the terms of the relevant contract with such client, except for any deviations that would not be reasonably expected to have a Material Adverse Effect.

7.15. Agreements with Governmental Authorities.

Neither Chartwell nor any Proprietary Fund managed by Chartwell is subject to any cease and desist or other Order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any Order or directive issued by, or a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authorities that restricts

the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Chartwell Regulatory Agreement"), nor has Chartwell or any Proprietary Fund managed by Chartwell been advised since January 1, 2011 by any Governmental Authority that it is considering issuing or requesting any such Chartwell Regulatory Agreement.

7.16. Absence of Litigation; Claims and Proceedings.

(a) Except as set forth on Section 7.16 of the Purchaser Disclosure Schedules, there is no suit, claim, charge, action, proceeding, arbitration or mediation before any Governmental Authorities pending or, to the Knowledge of Purchaser, threatened against Purchaser, Chartwell or any of the Proprietary Funds managed by Chartwell, or any of their respective properties, assets or operations, or executive officer or directors, at law or in equity, or events or occurrences which constitute, or reasonably could be expected to constitute, grounds for, or the basis of, any such actions, claims, suits, proceedings or investigations, and there are no outstanding Orders, whether temporary, preliminary or permanent, against Purchaser, Chartwell or any of the Proprietary Funds managed by Chartwell, in each case, which would reasonably be expected to have a Material Adverse Effect. As of the Execution Date, there are no material SEC inquiries or investigations, other inquiries or investigations by any Governmental Authorities or internal investigations pending or, to the Knowledge of Purchaser, threatened, regarding any accounting practices of Purchaser, Chartwell or any of the Proprietary Funds managed by Chartwell.

(b) Neither Purchaser nor Chartwell is subject to any order, judgment, writ, injunction or decree of any court or Governmental Authority or body affecting their business going forward other than garnishment orders or qualified domestic relations orders applicable to their respective employees.

(c) As of the Execution Date, there is no suit, claim, action, proceeding, arbitration, mediation or investigation pending or, to the Knowledge of Purchaser, threatened before or by any Governmental Authorities with the object of seeking to restrain, enjoin, or prevent the consummation of or otherwise challenge this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VIII

PRE-CLOSING COVENANTS

8.1. Pre-Closing Covenants.

The parties agree as follows with respect to the period (the "Interim Period") between the Execution Date and the Closing Date:

(a) General. Each of Seller and Purchaser will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Articles IX and X).

(b) Approvals of Stockholders of Proprietary Funds. Seller at its expense shall, as promptly as practicable, cause each Proprietary Fund to prepare and file with the SEC a proxy statement (each a "Proxy Statement") to be distributed in connection with obtaining the approval of the stockholders of the Proprietary Fund to the transactions contemplated by this Agreement, including of a new Client Contract, to be in effect as of, and subject to, the Closing, on terms no less favorable than the terms of each existing Client Contract as of the Execution Date, and shall thereafter use its best efforts to promptly address any comments that may be received from the SEC. Purchaser will be given the opportunity to review and comment upon each the Proxy Statement before it is filed with the SEC and will provide Seller such information as is required to be included in the Proxy Statement about Purchaser. In each case, Seller shall use its best efforts to cause the Proxy Statement to be mailed to the Proprietary Fund's stockholders as promptly as practicable after any SEC comments are addressed and/or any applicable waiting period has expired and to obtain the proxies required to approve the transactions and the assignment of the advisory agreement, including by retaining for such purpose a proxy solicitation firm acceptable to Purchaser.

(c) Regulatory Matters and Approvals. Purchaser, at its expense, shall prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all Governmental Authorities required on the part of Purchaser, and Seller, at its expense, in addition to the Proxy Statements required by subsection (b) of this Section, shall prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all Governmental Authorities required on the part of Seller, to consummate the transactions contemplated by this Agreement, including, without limitation, to the SEC. Thereafter, Purchaser and Seller shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary to consummate the transactions contemplated herein on the Closing Date.

(d) Operation of Business. Seller shall use its commercially reasonable efforts to preserve substantially intact its business organization and present relationships with its customers and Employees of the Business. Seller will not take any action that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Prior to the Closing, without the prior written consent of Purchaser or as contemplated by this Agreement, Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business of the Business.

(e) Access to and Assurance from Clients. Seller and Purchaser shall use their respective commercially reasonable efforts to facilitate the orderly transfer to Purchaser of Seller's relationship with Clients, including facilitating Purchaser's access to all Clients and cooperating to effect as of the Closing the porting of the Berwyn Funds to the platform (the "UMB Platform") of UMB Financial Corporation utilized by Purchaser. Seller shall use its commercially reasonable efforts to obtain assurances from each of the Material Clients identified in Schedule 6.8(a) of the Seller Disclosure Schedules, to the reasonable satisfaction of Purchaser and Seller, that such Material Clients expect to continue to maintain their accounts with Purchaser after the Closing in the same amounts and on the same general terms as were in effect on the Execution Date, subject to changes by such Material Clients in the ordinary course of business.

8.2. Notice of Developments.

During the Interim Period, each of Purchaser and Seller shall give prompt written notice to the other party of:

(a) a breach of any of such party's representations and warranties made as of the Execution Date, or such party's acquisition of Knowledge of the occurrence after the Execution Date of any development that would (except as expressly contemplated by this Agreement) constitute a breach, or inaccuracy in, any such representation or warranty made by such party as of the Execution Date had such representation or warranty been made as of the time of occurrence or such development; provided that the foregoing notice obligation shall not apply to any representation or warranty that speaks by its terms as of a date other than the Execution Date or Closing Date;

(b) such party's acquisition of Knowledge of a change or event, or series of changes or events that would reasonably be expected to have a Material Adverse Effect on the Business, Seller or Purchaser, as applicable;

(c) such party's receipt of a material notice or other material communication from any Person (other than any Person from whom consent is sought pursuant to Section 8.4) alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(d) such party's receipt of any material notice or other material communication from any Regulatory Agency in connection with the transactions contemplated hereby; and

(e) commencement of a Proceeding or such party's acquisition of Knowledge of the threatened commencement of a Proceeding, in either case which seeks to prohibit or prevent, or is reasonably likely to prohibit or prevent, consummation of the transactions contemplated hereby.

No disclosure by either Purchaser or Seller pursuant to this Section 8.2 shall be deemed to amend or supplement such party's representations and warranties in this Agreement or cure any misrepresentation or breach of warranty.

8.3. Exclusivity.

Neither Seller nor any Owner or any of their respective Representatives will enter into, or commence or engage in any negotiations or discussions for the purpose of entering into, or exploring whether to enter into, any form of agreement or arrangement with any party other than Purchaser concerning an acquisition of Seller or any of its equity or of any substantial portion of the assets of Seller, regardless of the form of such arrangement or transaction, until (a) June 30, 2016 or (b) the earlier termination of this Agreement pursuant to Article XII.

8.4. Notices, Approvals and Consents.

(a) Governmental Authorities. As soon as reasonably practicable, and on and subject to the other terms and conditions in this Article VIII, each of Purchaser and Seller shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, including without limitation, with the Federal Reserve Bank and SEC, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to enable the uninterrupted conduct the Business at and after the Closing Date in the same manner as conducted by Seller prior to the Closing Date. The foregoing obligation of each of Purchaser and Seller includes pursuit of all such applications, filings, registrations, and notifications diligently and in good faith and the filing of such supplements, amendments and additional information in connection therewith as may be reasonably necessary to consummate the transactions contemplated herein and to enable the uninterrupted conduct the Business at and after the Closing Date in the same manner as conducted by Seller prior to the Closing Date.

(b) Third Party Consents. In addition the consents required in Section 8.4(c), each of Purchaser and Seller, as appropriate, shall use its commercially reasonable efforts (i) to obtain consents of all other third parties necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, provided that, in connection with obtaining such consents, neither party, as applicable, shall (A) be required to make any payments of money to any third parties or (B) modify or amend any Contracts referenced in Section 8.4(c) to provide for increased fees or other terms adverse to Seller or Purchaser, and (ii) to provide any notices to third parties required to be provided prior to the Closing Date.

(c) Client, Investment Company and Intermediary Consents.

(i) Without limiting the foregoing, with respect to each Client Contract for which the consent of a Client to the assignment or deemed assignment of such Client Contract as a result of the transactions contemplated by this Agreement is required by applicable Law and/or by the terms of such Client Contract (other than Clients that are Investment Companies), as promptly as practicable following the Execution Date, Seller shall send a written notice (a "Contract Notice") informing such Clients of the transactions contemplated by this Agreement and requesting written consent to the assignment or deemed assignment of such Client's Client Contract (including any approvals by way of "negative consent" to the extent permitted by applicable Law and the Client Contracts of any Clients) in accordance with Section 8.4(c)(ii) (the "Client Consent Request Process"). Prior to the Closing Date, Purchaser shall receive such consents from all Material Clients and from Clients and Intermediaries which, in the aggregate, comprise a minimum of ninety-two and one-half Run Rate (92.5%) of the revenue of the Business as of the Execution Date. All Contract Notices and related materials distributed to Clients shall be in form and substance reasonably acceptable to Purchaser and Chartwell, and Purchaser and Chartwell shall be provided a reasonable opportunity to review all such Contract Notices prior to distribution and to have its reasonable

comments reflected therein. Seller shall make available to Purchaser and Chartwell copies of all substantive correspondence between it and Clients (or their Representatives or counsel) relating to the consent solicitation provided for in this Section 8.4(c).

(ii) Purchaser and Seller agree that any Consent required for any Client Contract with a Client (other than a Proprietary Fund or any Registered Investment Company, as defined below) to continue after the Closing shall be deemed given for all purposes under this Agreement (A) if written consent is required under applicable Law or the respective Client Contract, upon receipt of the written consent requested in the Contract Notice prior to the Closing Date or (B) other than with respect to Material Clients, if consent other than written consent is permitted under applicable Law and the respective Client Contract, (x) upon receipt of a written consent requested in the Contract Notice prior to the Closing Date or (y) if no such written consent is received, if thirty (30) days shall have passed since the sending of the Contract Notice ("Negative Consent Notice") to such Client (which Negative Consent Notice may be included in the Contract Notice) requesting written consent as aforesaid and informing such Client: (I) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Client's Client Contract; (II) of Purchaser's intention to continue to provide the advisory services pursuant to the existing Client Contract with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination; provided that, in any case under clause (A) or (B), no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client indicates, either orally or in writing, that such Client (1) has not so consented or has terminated or intends to withdraw its consent or terminate, in whole or in part, its Client Contract or (2) intends to terminate its Client Contract or withdraw assets thereunder unless the fees payable under such Client Contract or arrangement are reduced.

(iii) For each Client that is registered as an Investment Company under the Investment Company Act (a "Registered Investment Company"), Seller shall use commercially reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the Execution Date, the due consideration and approval by the board of trustees and, in accordance with Section 8.1(b) the shareholders, if necessary, of the Registered Investment Company of a new Client Contract, to be in effect as of, and subject to, the Closing, on terms no less favorable taken as a whole than the terms of each existing Client Contract as of the Execution Date. Seller shall use commercially best reasonable efforts to comply with all conditions of Rule 15a-4 promulgated under the Investment Company Act in connection with the consummation of the transactions contemplated hereby. Following the Closing, Purchaser shall comply with the conditions of Section 15(f) of the Investment Company Act with respect to each Registered Investment Company so that the safe-harbor for the receipt of amounts by Seller in connection with any transfer of the Registered Investment Company Contracts is fully satisfied.

(iv) For each Client that is an Investment Company but not a Registered Investment Company, Seller shall use commercially reasonable efforts to obtain in accordance with the constituent documents of such Investment Company and applicable Law, as

promptly as reasonably practicable following the Execution Date, the consent and approval (as applicable) of any governing body of such Investment Company and of its investors required by such constituent documents and applicable Law of either (a) the continuation of each Client Contract between Seller and such Investment Company to the assignment or deemed assignment of such Client Contract as a result of the transactions contemplated by this Agreement (to the extent any such agreement may continue in effect following the transaction with such consent) or (b) a new Client Contract between Chartwell and such Investment Company (to the extent the existing Client Contract will terminate as a result of the transaction contemplated by this Agreement), in each case (x) to be in effect with Chartwell as of, and subject to, the Closing, and (y) on terms no less favorable taken as a whole to Purchaser than the terms of such Client Contract with such Investment Company. The manner of consent and approval solicited with respect to each such Investment Company that is not a Registered Investment Company shall be reasonably acceptable to Purchaser, and all solicitation and related materials distributed in connection with the consents and approvals described in this paragraph shall be in form and substance reasonably acceptable to Purchaser and Purchaser and Chartwell shall be provided a reasonable opportunity to review all such solicitation and related materials prior to distribution and to have its reasonable comments reflected therein.

(v) With respect to each of the foregoing Clients where the relationship between Seller and the ultimate underlying Client is through an Intermediary, Seller shall send a separate written notice to each Intermediary informing such Intermediary of the transactions contemplated by this Agreement and (A) requesting written consent to the assignment or deemed assignment of such Intermediary's Intermediary Contract with Seller resulting from the transaction contemplated by this Agreement (where such Intermediary Contract may by its terms and under applicable Law remain in effect following consummation of the transaction contemplated by this Agreement with such consent of the Intermediary), or (B) requesting such Intermediary to enter into a new Intermediary Contract with Chartwell (where the existing Intermediary Contract will terminate as a result of the transaction contemplated by this Agreement by its terms or under applicable Law) to be in effect with Chartwell as of, and subject to, the Closing on terms substantially the same (and no less favorable taken as a whole as to fee rates) to the terms of Seller's existing Intermediary Contract with such Intermediary. All notices and related materials distributed to Intermediaries shall be in form and substance reasonably acceptable to Purchaser, and Purchaser and Chartwell shall be provided a reasonable opportunity to review all such notices prior to distribution and to have its reasonable comments reflected therein. Seller shall make available to Purchaser and Chartwell copies of all substantive correspondence between Seller and Intermediaries (or their Representatives or counsel) relating to the consent solicitation provided for in this Section 8.4(c).

(vi) With respect to all other Clients not addressed by the foregoing paragraphs of this Section 8.4(c), as promptly as practicable following the Execution Date, Purchaser and Seller shall jointly request the consent of such Clients pursuant to the Client Consent Request Process.

(vii) If Purchaser and Seller comply with their obligations under this Section 8.4, then neither Purchaser nor Seller shall have any liability to the other if one or more Clients do not provide the consents or approvals contemplated under this Section 8.4.

8.5. Access and Confidentiality.

(a) During the Interim Period, Seller shall provide to Purchaser and its Representatives (i) reasonable access, during normal business hours upon prior notice and in a manner so as to not interfere with Seller's business, to all properties, offices and other facilities, information, books, records and documents and employment records which Purchaser may reasonably request regarding the business, properties, contracts, assets, liabilities, Employees and other aspects of the Business or the Purchased Assets and (ii) reasonable access, during normal business hours upon prior notice and in a manner so as to not interfere with Seller's business, to the Employees.

(b) From the Execution Date until the third anniversary of the Execution Date, except as required by applicable Law, each of the parties hereto agrees (each a "Receiving Party") to, and to cause its Representatives and Affiliates to, keep confidential any and all information and data of a proprietary or confidential nature with respect to another party hereto in its possession or which it has received in connection with this Agreement and the transactions contemplated hereby, other than information that was or becomes available to the public, other than as a result of a disclosure by the Receiving Party.

8.6. Insurance Policy Tail Coverage.

Prior to the Closing, Seller shall purchase from Federal Insurance Company] (or an insurance company reasonably satisfactory to Purchaser), if not already owned, an endorsement for tail or extended coverage for Seller's Insurance Policies for (i) Errors and Omissions with a limit of at least four million dollars ($4,000,000) and (ii) Directors and Officers Liability with a limit of at least two million five hundred thousand dollars ($2,500,000), for a period that permits Seller and/or any of its current or former officers, directors and employees to report claims that are made against any of them for six (6) years after such tail or extension period commences if the wrongful act giving rise to the claim so reported occurred during the period preceding commencement of such tail or extension period.

8.7. Estimated Purchase Price.

Within three (3) days before Closing, Seller shall prepare and deliver to Purchaser a pro forma balance sheet (the "Pro Forma Balance Sheet") of Seller as of the Closing and a schedule stating in reasonable detail the estimated Current Assets that will be delivered to Purchaser at the Closing to satisfy the Closing Working Capital Level based on the Pro Forma Balance Sheet.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

9.1. Accuracy of Representations, Warranties, Agreements and Covenants.

The representations and warranties of Seller set forth in Article VI shall have been true and correct in all respects on and as of on the Execution Date and shall be true and correct in all respects on and as of the Closing as if made on the Closing Date with the same force and effect as though made on and as of the Closing Date (except where such representation and warranty speaks by its terms as of a date other than the Execution Date or the Closing Date, in which case it shall be true and correct in all material respects as of such other date), except for such failures to be true and correct that result solely from actions expressly permitted under or pursuant to this Agreement. Seller shall have performed in all material respects all obligations and complied with all agreements, undertakings and covenants required hereunder to be performed by it at or prior to the Closing.

9.2. Performance of Agreement.

Seller shall have performed in all material respects all obligations and agreements and complied in all respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

9.3. Seller's Certificate.

Purchaser shall have received a certificate from Seller (the "Seller Bring Down Certificate"), dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser and its counsel, certifying as to the matters specified in Section 9.1 and 9.2 hereof. The matter set forth in the certificate shall constitute representations and warranties hereunder.

9.4. Secretary's Certificates.

Purchaser shall have received a certificate, dated as of the Closing Date, from the Secretary of Seller with respect to the incumbency and specimen signature of each officer of Seller executing this Agreement on behalf of Seller, the certificate referred to in Section 9.3 and the Ancillary Documents to which Seller is a party.

9.5. Injunction.

On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a Material Adverse Effect on the conduct of the Business or impose any additional material financial obligation on, or require the surrender of any material right by, Purchaser.

9.6. Actions and Proceedings.

All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto by Seller shall have been taken, and Purchaser shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

9.7. Consent and Assurance from Clients, Material Clients, and Intermediaries.

Purchaser shall have received consents in accordance with Section 8.4(c), from all Material Clients including shareholder approval, if required, and from Clients and intermediaries which, in the aggregate, comprise a minimum of ninety-two and one-half percent (92.5%) of the revenue of the Business as of August 31, 2015, and from Purchaser shall have received reasonably satisfactory assurance from each Material Client that such Material Client expects to continue to maintain its accounts with Chartwell after the Closing in the same amounts and on the same terms as were in effect on the Execution Date, subject to changes by Material Clients in the ordinary course of business.

9.8. Third Party and Regulatory Consent and Approvals.

In addition to the consents required in Section 9.7, Purchaser shall have received any other third-party and governmental consents including, without limitation, any Regulatory Approval, required consent for the assignment of Permits, the Material Contracts and the Real Property Lease or valid consummation of the transactions contemplated hereby shall have been obtained.

9.9. Delivery of Ancillary Documents.

Purchaser shall have received the Ancillary Documents to which Seller is a party, executed by Seller.

9.10. Insurance Policy Tail Coverage.

If not already owned, Seller shall have purchased an endorsement for tail coverage on Seller's Insurance Policies for (i) Error and Omissions and (ii) Directors and Officers Liability, in the amounts and with the terms set forth in Section 8.6.

9.11. Porting of the Berwyn Funds to UMB Platform.

Purchaser shall be satisfied that concurrently with the Closing, the Berwyn Funds will be effectively ported to the UMB Platform as contemplated by the Proxy Statements prepared, filed and distributed in accordance with Section 8.1(b).

9.12. Restrictive Agreements.

Chartwell shall have received the Restrictive Agreements from the Owners and Covered Persons.

9.13. No Material Adverse Effect.

Since the Effective Date, there shall not have been any event, change or effect that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on the Business or Seller.

9.14. Extension of Real Property Leases.

Each Real Estate Lease shall have been extended until July 31, 2016 and its assumption until that date by Purchaser and Chartwell shall have been approved by the lessor.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller are subject to the fulfillment at or prior to the Closing of each of the following conditions:

10.1. Accuracy of Representations and Warranties.

The representations and warranties of Purchaser contained in this Agreement shall have been true in all material respects on the Execution Date and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

10.2. Performance of Agreement.

Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

10.3. Purchaser's Certificate.

Seller shall have received a certificate from Purchaser (the "Purchaser Bring Down Certificate"), dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its counsel, certifying as to the matters specified in Section 10.1 and 10.2 hereof. The matters set forth in the certificate shall constitute representations and warranties hereunder.

10.4. Secretary's Certificate.

Seller shall have received a certificate, dated as of the Closing Date, of the Secretary of Purchaser with respect to the incumbency and specimen signature of each officer of Purchaser executing this Agreement, the certificate referred to in Section 10.3 and the Ancillary Documents to which Purchaser is a party.

10.5. Injunction.

On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

10.6. Actions or Proceedings.

All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto by Purchaser shall have been taken and Seller shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

10.7. Consents; Regulatory Approval.

Any third-party and governmental consents including, without limitation, any Regulatory Approval, required consent for the assignment of Permits, the Material Contracts and the Real Property Lease or valid consummation of the transactions contemplated hereby shall have been obtained. Purchaser shall, on or prior to the date of the Closing, be a SEC registered investment adviser.

10.8. Payment.

Purchaser shall be concurrently making the payment set forth in Section 5.4.

10.9. Delivery of Ancillary Document.

Seller shall have received Ancillary Document to which Purchaser is a party, executed by Purchaser.

ARTICLE XI

POST CLOSING COVENANTS

11.1. Transition of Employees.

Seller covenants and hereby agrees to waive any employment restrictions as such restrictions or covenants may apply to any Employee who renders services in connection with the Business to the extent necessary to permit any such Employee to accept employment with Chartwell and perform his or her duties pursuant to such employment. From and after the Closing Date, Purchaser and Seller shall cooperate to ensure an orderly transition of the Transferred Employees. Seller agrees to (i) pay timely all compensation due any Employees through the day prior to the Closing Date, (ii) to pay timely all severance pay, if any, due Employees as a result of the transactions contemplated by this Agreement or otherwise, and (iii) remit timely to all applicable Governmental Authorities and quasi-Governmental Authorities all income, social security, payroll withholding and employment taxes due in connection with the Business prior to the Closing Date. As of and subsequent to the Closing Date, Chartwell shall: (a) provide the Transferred Employees with service credit for purposes of eligibility,

participation, vesting and levels of benefits (but not for the vesting of employer contributions to any 401(k) plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Purchaser or an Affiliate in which Transferred Employees are eligible to participate (the "Purchaser Plans") for all periods of employment with Seller prior to the Closing Date; (b) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Purchaser Plans to be waived with respect to the Transferred Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Transferred Employee participated immediately prior to the Closing Date; and (c) give the Transferred Employees and their eligible dependents credit for the plan year in which the Closing Date occurs and annual out-of-pocket limits for expenses incurred prior to the Closing Date, in each case, to the extent permitted by applicable Law.

11.2. Further Assurances.

(a) From and after the Closing Date, Seller shall, at the request of Purchaser, execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, special powers of attorney, consents and other documents, and take such other action, as Purchaser may reasonably request, (i) to transfer to and vest in Purchaser, and protect its rights, title and interest in, all the Purchased Assets, including, without limitation, any assets falling within the definition of Purchased Assets under Section 2.1 but not identified as such until after Closing, and (ii) otherwise to consummate the transactions contemplated by this Agreement. Each of the Parties hereto will promptly cooperate with and furnish information to the other party hereto necessary in connection with any such requirements imposed upon such other Party in connection with the consummation of the transactions contemplated by this Agreement. In addition, from and after the Closing Date, each of the parties shall afford to the other party and its attorneys, accountants and other Representatives access, during normal business hours, to any books, records and information relating to the Business as may reasonably be required in connection with claims or litigation asserted by or against third parties and the preparation of financial information or Tax Returns of such party.

(b) Following the Closing Date, Purchaser agrees to provide to Seller, and their Representatives, access to all facilities, data, records, books, information and employees of Purchaser or Chartwell as reasonably requested by Seller to defend any Excluded Litigation. Purchaser also agrees to permit Seller to make excerpts from the Records relating thereto and Purchaser agrees to cause its and Chartwell's employees to cooperate with Seller in connection with the Excluded Litigation, all at the sole cost of Seller, as the case may be. Purchaser agrees to make Chartwell's employees available to Seller, to cause such employees to cooperate with Seller and to provide adequate time off for such employees to appear at depositions, hearings and other matters required in connection with the defense and maintenance of any Excluded Litigation, all as Seller may reasonably request, all at the sole cost of Seller.

11.3. Notice of Transaction.

Promptly upon the Closing, Purchaser and Seller will make a joint public press release and Seller will sign a form letter which Purchaser may reproduce and send to existing or former

Clients of the Business. The Parties will mutually agree upon the wording of such press release and such letter. Any notices in writing that are sent to any existing or former Clients of the Business prior to the Closing shall be subject to the prior approval of Seller. Neither Purchaser nor Chartwell shall contact any existing or former Clients of the Business to orally discuss the transactions contemplated by this Agreement or the Business or Purchaser's or Chartwell's plans for the business that Chartwell intends to conduct with the Assets after the Closing without the prior approval of Seller and in accordance with any related understandings between Seller and Purchaser as to the subject matter of the discussions and/or participation of an officer or employee of Seller in the discussions.

11.4. Information Regarding Business.

Except to the extent required for regulatory compliance purposes, Seller hereby agrees and acknowledges it will not retain any copies of Contracts and Intangible Personal Property which are part of the Purchased Assets; provided, however, that Seller will have the right to retain copies of only such Intangible Personal Property as may be required to prepare any Tax Returns of Seller for fiscal year 2015 and fiscal year 2016, to prepare financial statements and for its other internal administrative purposes; provided, further, that Seller will not permit copies of such information or data to be accessed by any personnel of Seller other than those who need access to such information or date in order to prepare the 2015 and 2016 Tax Returns, financial statements and pro forma financial statements and perform other administrative functions and will not distribute or permit the distribution of any such Intangible Personal Property or other information and data concerning the Business outside of its corporate headquarters to any of its subsidiaries and operating divisions.

11.5. Collection of Accounts Receivable.

Notwithstanding any provision herein to the contrary, from and after the Closing Date, Seller shall deliver to Chartwell immediately upon receipt all payments (whether in cash, checks or otherwise) received by Seller on account of or in connection with any of the Accounts Receivable of Seller included in the Purchased Assets and any other payments with respect to the Purchased Assets, duly endorsed (in the case of checks) by Seller to the order of Chartwell and otherwise in the form received. No such payments shall be deposited by Seller in any deposit accounts maintained by Seller or otherwise disposed of by Seller. Seller shall provide to Chartwell, upon request, access during normal business hours to Seller's books, records, and data files (including bank statements) to permit Chartwell to monitor Seller's compliance with its obligations hereunder. Seller hereby acknowledges that, promptly following the Closing, Purchaser may, and Seller shall promptly cooperate with Purchaser's request to, notify all of the customers, suppliers and vendors of Seller that have ordered Products from or provided services or goods to Seller in connection with the Business prior to the Closing

11.6. Form ADV.

Following the Closing, Seller and Chartwell shall amend promptly their respective Forms ADV and promptly to file such amendments with the SEC and any applicable state authorities, for the purpose of disclosing, to the extent required, information about the sale of the Purchased Assets and any change in personnel following the Closing.

11.7. Regulatory Filings and Compliance.

Prior to and following the Closing, Purchaser and/or Chartwell shall make all customary regulatory filings with Governmental Authorities (specifically including the SEC and annual State securities authority notice filings) and take all other actions, at Purchaser's sole expense, to assure post-closing compliance with all applicable Laws, so as to allow Seller and its then-former owners to operate without inhibition Following the Closing, neither Purchaser nor Chartwell shall do anything to obstruct, prevent or hinder the Advised Registered Investment Companies from complying with the conditions of Section 15(f) of the Investment Company Act with respect to each Registered Investment Company so that the safe-harbor for the receipt of amounts by Seller in connection with this Agreement.

11.8. Change of Name; Liquidation of Seller.

Promptly after the Closing, Seller shall change its name so that it no longer is The Killen Group, Inc. or any name similar to The Killen Group, Inc. Subsequent to the Closing, Seller's management shall have the authority to wind down and dissolve Seller at a time of their choosing.

ARTICLE XII

TERMINATION

12.1. Termination of Agreement

. This Agreement may be terminated prior to Closing:

(a) by the mutual consent of Seller and Purchaser;

(b) by Seller or Purchaser if the Closing has not taken place on or before June 30, 2016; provided, however, that no party then in breach of any representations, warranties, covenants or agreements hereunder shall have the right to terminate;

(c) by Purchaser in the event of a breach by Seller of any of its representations, warranties, covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller of such breach; provided, however, that Purchaser shall not have such right to terminate if Purchaser is then in breach of any of Purchaser's representations, warranties, covenants or agreements hereunder; and

(d) by Seller in the event of a breach by Purchaser of any of its representations, warranties, covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Purchaser of such breach.

12.2. Effect of Termination.

If this Agreement is terminated pursuant to this Article XII no party shall have any liability or further obligation to the other party except (a) as set forth in Sections 12.3, 14.1 and 14.2 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement before its termination.

12.3. Return of Documents.

If this Agreement is terminated for any reason pursuant to this Article XII, each party shall return to the other party all documents and copies thereof which shall have been furnished to it by such other party or, with the agreement of the other party, shall destroy all such documents and copies thereof and certify in writing to the other party any such destruction.

ARTICLE XIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

13.1. Survival of Representations and Warranties and Covenants.

Following the Closing, all representations and warranties of the Parties set forth in Article VI and Article VII shall survive until March 31, 2017; provided that there shall be no termination of any such representation or warranty as to which a claim for Losses has been asserted prior to the termination of such survival period. Following the Closing, each of the covenants and agreements of the parties contained in, or made by the parties pursuant to the terms of, this Agreement that are to be performed by the parties at or after the Closing shall survive the Closing until the same shall have been performed or discharged in full in accordance with their terms. No other agreements and covenants in this Agreement shall survive other than the agreements and covenants set forth in ARTICLE III, ARTICLE IV, ARTICLE XI, this ARTICLE XIII and ARTICLE XIV, which shall survive indefinitely.

13.2. Indemnification.

13.2.1. Indemnification by Seller. Subject to the limitations in Sections 13.3.1 and 13.3.2, Seller agrees to indemnify Purchaser, its Affiliates, and their respective Representatives and agents and each of the successors and assigns of any of the foregoing (the "Purchaser Indemnified Parties") against, and agrees to hold such Purchaser Indemnified Parties harmless from, all losses, costs, damages (limited to actual damages and proven lost profits), liabilities, claims, demands, judgments, fines, settlements, fees and expenses, whether governmental or non-governmental (including reasonable fees and expenses of counsel and reasonable expenses of investigation) (collectively, "Losses"), incurred resulting from: (i) any inaccuracy or breach of any representation or warranty made by Seller in Article VI of this Agreement, the Seller Bring Down Certificate or in the Ancillary Documents, or any exhibits or schedules thereto, or in any certificate, document or instrument executed and delivered under this Agreement or any of the Ancillary Documents; (ii) any breach of or default in connection with any covenant or agreement on the part of Seller under this Agreement or any of the Ancillary Documents; and (iii) any liability incurred by Purchaser or its Affiliates for brokerage

fees, finder's fees, agent's commissions or other similar forms of compensation arising from Seller's agreement with any broker, finder or agent. The amount that Seller is or may be required to pay to any Purchaser Indemnified Party pursuant to this Section 13.2.1 shall be reduced (including retroactively) by (y) any insurance proceeds or other amounts actually recovered by or on behalf of such Purchaser Indemnified Party in reduction of the related Loss and (z) any Tax benefit that such Purchaser Indemnified Party actually realizes as a result of the incurrence of Losses for which indemnification is sought. If a Purchaser Indemnified Party shall have received the payment required by this Agreement from Seller in respect of any Loss and shall subsequently actually receive insurance proceeds in respect of such Loss, then such Purchaser Indemnified Party shall pay to Seller a sum equal to the amount of such insurance proceeds actually received. Purchaser agrees that indemnification pursuant to this Article XIII, subject to all limitations on such indemnification set forth in this Agreement, shall be the sole and exclusive remedy and means of recovery by Purchaser against Seller or any of its Affiliates with respect to any claim or action seeking damages or any other form of monetary relief brought by Purchaser; provided, that notwithstanding the foregoing, Purchaser shall retain the right to seek equitable and injunctive relief as a remedy in respect of violations of Sections 8.5, and 14.2. If Seller does not meet its Indemnity Obligations under this Section 13.2.1, the Owners will be liable to the Purchaser Indemnified Parties, subject to the limitations set forth in Section 13.3.1, provided that the obligations of each Owner shall be limited to such Owner's respective pro rata share as set forth in Section 1.1(c)(iv) of the Seller Disclosure Schedules.

13.2.2. Indemnification by Purchaser. Subject to the limitations set forth in Section 13.3.2, Purchaser agrees to indemnify Seller, the Owners, their respective Affiliates, their respective Representatives and agents and each of the successors and assigns of any of the foregoing (the "Seller Indemnified Parties") against, and agrees to hold such Seller Indemnified Parties harmless from, all Losses incurred resulting from: (i) any inaccuracy of any representation or warranty made by Purchaser in Article VII of this Agreement, or in the Ancillary Agreements or any exhibits or schedules thereto, or in any certificate, document or instrument executed and delivered under this Agreement or any of the Ancillary Documents; (ii) any breach of or default in connection with any covenant or agreement on the part of Purchaser under this Agreement or any of the Ancillary Documents; (iii) any Assumed Liabilities and (iv) any liability incurred by Seller for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation arising from Purchaser's agreement with any broker, finder or agent. The amount that Purchaser is or may be required to pay to any Seller Indemnified Party pursuant to this Section 13.2.2 shall be reduced (including retroactively) by (y) any insurance proceeds or other amounts actually recovered by or on behalf of such Seller Indemnified Party in reduction of the related Loss and (z) any Tax benefit that such Seller Indemnified Party actually realizes as a result of the incurrence of Losses for which indemnification is sought. If a Seller Indemnified Party shall have received the payment required by this Agreement from Purchaser in respect of any Loss and shall subsequently actually receive insurance proceeds in respect of such Loss, then such Seller Indemnified Party shall pay to Purchaser a sum equal to the amount of such insurance proceeds actually received. Seller agrees that indemnification pursuant to this Article XIII, subject to all limitations on such indemnification set forth in this Agreement, shall be the sole and exclusive remedy and means of recovery by Seller against Purchaser and its Affiliates with respect to any claim or action seeking damages or any other form of monetary relief brought by Seller; provided, that

notwithstanding the foregoing, Seller shall retain the right to seek equitable and injunctive relief as a remedy in respect of violations of Sections 8.5, and 14.2.

13.3. Limitation on Indemnification for Representations and Warranties.

13.3.1. Subject to Section 13.3.3, the indemnity obligations pursuant to Section 13.2 ("Indemnity Obligations") of Seller and the Owners shall be capped to an amount equal to fifteen percent (15%) of the aggregate amount of the Purchase Price and any Earn-Out Payment (the "Indemnity Cap"). Except as provided in Section 13.3.3, in no event will Seller and Owners be liable in the aggregate to the Purchaser Indemnified Parties, in excess of the Indemnity Cap for inaccuracies or breaches of representations or warranties made in this Agreement whether asserted under this Agreement or under any tort theory. If the foregoing Indemnity Obligations of Seller and the Owners exceed the amount of the Indemnity Reserve, such Indemnity Obligations may be satisfied by set-off against any Earn-Out Payment to the extent not paid, and any remaining Indemnity Obligations thereof shall be the obligations of Seller and the Owners up to the amount of the Indemnity Cap; provided that the obligation of each Owner shall be limited to such Owner's respective pro rata share as set forth in of Section 1.1(c)(iv) of the Seller Disclosure Schedules.

13.3.2. Subject to Section 13.3.3, neither Indemnifying Party shall have any obligation to indemnify the Indemnified Party under clause (i) of Section 13.2.2 until the aggregate amount of all such Indemnified Party's Claims exceeds $25,000 (the "Indemnity Deductible Amount"), and once the aggregate amount of all such Indemnified Party's Claims exceeds the Indemnity Deductible Amount, then the Indemnifying Party shall be liable for all Claims in excess of the Indemnity Deductible Amount.

13.3.3. The limitations set forth in this Section 13.3 shall not apply to (i) breach of a representation or warranty that occurs as a result of a fraudulent or willful misrepresentation, provided that such fraudulent misrepresentation of any party shall only be deemed to exist if the Seller or Purchaser (as applicable) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such party pursuant to Article VI or Article VII, as the case may be, were actually breached when made, with the express intention that the other party rely thereon to its detriment, or (ii) any claims for Losses arising out of or relating to the representations and warranties contained in Sections 6.1 (Organization, Qualification, Good Standing; Power and Subsidiaries) 6.2 (Authorization and Enforceability of Agreement), 6.3 (No Conflict) 6.4 (Required Filings and Consents) and 6.6 (Title to Properties; Absence of Liens; Sufficiency of Purchased Assets) (collectively, the "Fundamental Representations").

13.4. Third-Party Indemnification Claims Procedures.

To the extent any Losses covered by Section 13.2 relate to an action, cause of action, or demand by a third-party (a "Third-Party Claim"), the party entitled in indemnity for the Losses (the "Indemnified Party") shall have full responsibility and authority with respect to the disposition of any Third-Party Claim; provided, however, that it will not settle any such action, suit or proceeding without the prior written consent of the party or parties responsible for providing indemnity to the Losses (the "Indemnifying Party"), which will not be unreasonably

withheld. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Section 13.2.1 or 13.2.2 hereof, however, the Indemnifying Party shall have the right, without prejudice to the Indemnified Party's rights under this Agreement, at the Indemnifying Party's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

13.5. Payment of Indemnification Obligations.

Each Party shall promptly pay to any Indemnified Party the amount of all Losses and other obligations to which the foregoing provisions of this Article XIII relates together with interest thereon from the date of assertion of such claim for Losses at a rate equal to the rate of 30 day U.S. Treasury bills as of the date of the Earn-Out Notice.

13.6. Other Remedies.

The indemnification provided in this Article XIII shall be the sole and exclusive financial remedy of any Indemnified Party following the Closing for any inaccuracy or breach of any representation or warranty, agreements and covenants made by the any party in this Agreement with respect to which indemnification is provided in this Article XIII (and, for the avoidance of any doubt, the limitations on amounts for which indemnification can be sought under Section 13.3 shall apply to any damages or other claims for monetary amounts asserted by the Indemnified Party in court whether for breach of Article XIII or based on or otherwise asserted as contract claims, tort claims or equity claims). Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall be deemed to waive or limit the parties' rights to obtain non-financial, equitable relief including, without limitation, the right to obtain one or more temporary or permanent injunctions. In the event that the Indemnifying Party is required to indemnify the Indemnified Parties pursuant to the requirements of this Agreement, the Indemnifying Party shall be entitled to recover such indemnity payments from unrelated third parties (including, without limitation, manufacturers, vendors and other suppliers, but specifically excluding the Indemnified Parties' insurers).

13.7. Effect of Due Diligence.

Notwithstanding any knowledge of, or information, investigation or audit conducted by, a member of Purchaser or Seller prior to the Closing with respect to the other, each of Purchaser and Seller shall be entitled to rely upon the representations, warranties, covenants and agreements of the other set forth in this Agreement, and such representations, warranties, covenants and agreements shall not be deemed to have been waived, qualified, limited or otherwise affected by any such information, investigation or audit, or any knowledge attributable to any member of Purchaser or Seller, as applicable.

ARTICLE XIV

GENERAL

14.1. Expenses.

Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Purchaser and Seller shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

14.2. Publicity.

All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller; provided, however, that the parties will jointly plan, coordinate, and execute one or more announcements regarding the transaction. Except as may be required by law, no party shall act unilaterally in this regard without the prior written approval of the other party, such approval not to be unreasonably withheld.

14.3. Waivers.

The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Notice or knowledge of any matter shall not constitute a waiver of any representation or warranty with respect to such matter. The waiver by any Party of any breach of any provision shall not be construed as a waiver of any other provision by such party. Each Party shall have the right to waive fulfillment of a condition or covenant or compliance with a representation or warranty of which it is the beneficiary, but such waiver may be made only by written instrument executed by such Party.

14.4. No Third-Party Benefits.

Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto.

14.5. Bulk Transfers Laws.

Purchaser hereby waives compliance by Seller with the provisions of any and all laws relating to bulk transfers in connection with the sale of the Purchased Assets Purchaser and Seller each hereby agree to bear and be responsible for the payment of fifty (50%) percent of the Taxes, if any, payable under laws related to bulk transfers that are or may be imposed by any Governmental Authority and that are payable or arise as a result of the transfer of the Purchased Assets ("Bulk Transfer Taxes"), notwithstanding the party upon which such Bulk Transfer Taxes are actually imposed.

14.6. Notices.

All notices, requests, demands, elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven days after mailing thereof.

If to Seller or the Owners, to:

The Killen Group, Inc.
1189 Lancaster Ave.
Berwyn, PA 19312
Attn: Robert E. Killen
Chairman & Chief Executive Officer
Fax No.:

Lee S. Grout, CFA
538 Gramercy Lane
Downingtown, PA 19335
Fax No.:

Mark J. Saylor, CFA
485 Reginald Lane
Collegeville, PA 19426
Fax No.:

and

George J. Cipolloni, III, CFA
11 Fox Ridge Drive
Malvern, PA 19355
Fax No.:

With a copies to:

Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, PA 19103
Attention: Bradley S. Rodos, Esquire
Fax No. (215) 299-2150

and

Stradley Ronon Stevens & Young, LLP
30 Valley Stream Parkway
Malvern, PA 19355
Attention: Steven A. Scolari, Esquire
Fax No.: (610) 640-1965

If to Purchaser, to:

TriState Capital Holdings, Inc.
One Oxford Center
301 Grant Street, Suite 2700
Pittsburgh, PA 15219
Attn: James F. Getz
Chairman & Chief Executive Officer
Fax No.: (412) 304-0331

With copies to:

Chartwell Investment Partners, LLC
1235 Westlakes Drive, Suite 400
Berwyn, PA 19312
Attn: Timothy J. Riddle,
President
Fax No.: (610) 296-1430

and

Keevican Weiss Bauerle & Hirsch LLC
11th Floor, Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3725
Telephone: 412-355-2604
Facsimile: 412-355-2609
Attention: Leo A. Keevican, Jr., Esq.

or to such other address as such Party shall have specified by notice to the other Party hereto.

14.7. Entire Agreement.

This Agreement (including the Exhibits, Schedules, Seller Disclosure Schedules and Purchaser Disclosure Schedules hereto, which are incorporated herein by reference and made a part hereof) and the documents delivered pursuant hereto constitutes the entire agreement and understanding between the parties hereto as to the matters set forth herein and supersedes and revokes all prior agreements and understandings, oral and written, between the parties hereto or otherwise with respect to the subject matter hereof. No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

14.8. Counterparts.

This Agreement may be executed simultaneously in two (2) or more counterparts (including, without limitation, facsimile or electronic counterparts), each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

14.9. Governing Law and Choice of Forum.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of any conflicts-of-law principles. In any action between or among any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the Western District of the Commonwealth of Pennsylvania and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Western District of the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 14.6.

14.10. Cooperation.

The parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

14.11. Seller Elections, Decisions and Determinations.

All elections, decisions and determinations to be made by Seller (and/or the Owners, after the Closing) under this Agreement and in connection with the transactions contemplated hereby shall be made by the management of Seller, or should Seller be dissolved as an entity or so designate, Robert Killen on behalf of all of the Owners as the owner of in excess of 67% of the outstanding stock of Seller on a fully diluted basis. Robert Killen shall have full and exclusive authority to execute documents on behalf of, and legally bind, the Owners and to exercise the rights of the Owners under this Agreement and Robert Killen is hereby appointed attorney in fact for the other Owners for such purposes; provided, however, that such authority shall not extend to any matter covered by the last sentence of Section 14.7.

14.12. Severability.

If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be

enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

14.13. Successors and Assigns.

The covenants, agreements and conditions contained herein or granted hereby shall be binding upon and shall inure to the benefit of parties hereto and each of their respective successors and permitted assigns. Seller shall not assign, or otherwise transfer any interest in this Agreement to any other Person without the express prior written consent of Purchaser; provided, however, that Seller may assign its rights under this Agreement without Seller's consent to a Person directly or indirectly controlled by, controlling, or under common control with Seller (a "Seller Affiliate"); provided further that Seller shall remain liable for the performance of all its obligations under this Agreement by its Affiliate or any other assignee permitted by Purchaser. Purchaser shall not assign, or otherwise transfer any interest in this Agreement to any person without the prior written consent of Seller; provided, however, that Purchaser may assign its rights under this Agreement without Seller's consent to Chartwell or any other entity acquiring substantially all of Chartwell's business and operations (a "Purchaser Affiliate"); provided further that Purchaser shall remain liable for the performance of all its obligations under this Agreement by its Affiliate. No Owner shall assign, or otherwise transfer any interest in this Agreement to any person without the prior written consent of Purchaser; provided further that any Owner shall remain liable for the performance of all its obligations under this Agreement by any assignee permitted by Purchaser.

[SIGNATURE LINES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLER

THE KILLEN GROUP, INC.

By: /s/ Robert E. Killen
Robert E. Killen, Chairman and Chief Executive Officer

OWNERS

/s/ Robert E. Killen
Robert E. Killen

/s/ George J. Cipolloni III
George J. Cipolloni III

/s/ Lee S. Grout
Lee S. Grout

/s/ Mark J. Sayler
Mark J. Sayler

PURCHASER

TRISTATE CAPITAL HOLDINGS, INC.

By: /s/ James F. Getz
Name: JAMES F. GETZ
Title: CHAIRMAN, PRESIDENT & CEO